UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §204.14a-12

WMS INDUSTRIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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800 South Northpoint Boulevard

Waukegan, Illinois 60085

October 20, 2010

NOTICE OF ANNUAL MEETING

Thursday, December 9, 2010

9:00 a.m., Central Time

The Four Seasons Hotel

120 E. Delaware Place

Chicago, Illinois 60611

AGENDA:

1.	To elect a board of nine directors;

2.	To ratify the appointment of Ernst & Young as our independent registered public accounting firm for our fiscal year ending June 30, 2011; and

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on October 14, 2010 are entitled to notice of and to vote at our Annual Meeting and any adjournments thereof. A list of the stockholders entitled to vote will be available for examination by any of our stockholders for any purpose germane to the Annual Meeting during regular business hours at our principal executive offices for the period beginning ten calendar days prior to the December 9, 2010 meeting until the end of the meeting.

YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

By Order of the Board,

Kathleen J. McJohn

Vice President, General Counsel

and Secretary

YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE

ANNUAL MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE

ACCOMPANYING PROXY IN THE ENCLOSED PREPAID ENVELOPE.

Annex A—Proxy for Annual Meeting on December 9, 2010 Solicited on Behalf of the Board	A-1

i

ANNUAL MEETING

WMS INDUSTRIES INC.

PROXY STATEMENT

IMPORTANT NOTICE

REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDERS MEETING

TO BE HELD ON DECEMBER 9, 2010

This Notice of Annual Meeting, Proxy Statement, Proxy Card and our 2010 Annual Report are being mailed to stockholders beginning on or about October 21, 2010.

PLEASE NOTE: ALTHOUGH WE HAVE SEPARATELY MAILED THESE DOCUMENTS TO OUR STOCKHOLDERS OF RECORD AS OF OCTOBER 14, 2010, OUR 2010 ANNUAL REPORT, NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND PROXY CARD ARE ALSO AVAILABLE ONLINE AT http://ir.wms.com.

IMPORTANT VOTING INFORMATION

If you hold your shares through a broker, bank or other financial institution, the Securities and Exchange Commission has approved a New York Stock Exchange rule that changes the manner in which your vote in the election of directors will be handled at our upcoming 2010 Annual Meeting.

Now only you can vote your shares in the election of directors, so your participation in voting is important. In the past, if you did not transmit your voting instructions before the stockholder meeting, your broker was allowed to vote on your behalf on the election of directors and other matters considered to be routine. Stockholders who hold our shares through a broker, bank or other financial institution will receive proxy materials and a Voting Instruction Form from their broker, bank or other financial institution before each stockholder meeting. In order for your broker to vote on your behalf on the election of directors, you must provide specific instructions by completing and returning the Voting Instruction Form—either electronically or by mail—or following the instructions provided to you to vote your shares via telephone or the Internet. For your vote to be counted, you now need to communicate your voting decisions to your broker, bank or other financial institution before the date of the stockholder meeting.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of your company and to fulfill the objectives of the majority voting standard that we apply in the election of directors. Please review the proxy materials and follow the instructions to vote your shares. We hope you will exercise your voting rights and fully participate as a stockholder in our company’s future.

More Information Is Available

If you have any questions about this new rule or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares. The Securities and Exchange Commission also has a website (www.sec.gov/spotlight/ proxymatters.shtml) with more information about your rights as a stockholder.

FREQUENTLY ASKED QUESTIONS

1.	Why did I receive this Proxy Statement?

Our Board is soliciting proxies for our 2010 Annual Meeting and any adjournment of that meeting. We have retained Georgeson Shareholder Communications, Inc., to assist in the distribution of our proxy materials. We will pay the entire cost of this solicitation, including Georgeson’s fee which we expect to be approximately $2,000. When we ask for your proxy, we are required to provide you with a Proxy Statement containing the information specified by law.

2.	What may I vote on at the Annual Meeting?

You may vote on:

➢	The election of nine directors to serve on our Board.

➢	The ratification of the appointment of Ernst & Young as our independent registered public accounting firm for our fiscal year ending June 30, 2011.

➢	Other matters properly brought before the Annual Meeting.

3.	How does the Board recommend that I vote on the Proposals?

Our Board recommends that you vote:

➢	FOR each of the director nominees to serve on our Board.

➢	FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for our fiscal year ending June 30, 2011.

4.	Will any other items be considered at the Annual Meeting?

We do not expect any other items of business to be addressed at the Annual Meeting. Nonetheless, if any such items do arise, your proxy will give discretionary authority to the persons named on the proxy to vote on such items. These persons will use their best judgment in voting your proxy.

5.	Who is entitled to vote?

Holders of shares of our common stock as of the close of business on October 14, 2010, the Record Date, are entitled to vote on all items properly presented at the Annual Meeting. On the Record Date, 57,770,804 shares of our common stock were outstanding. Every stockholder is entitled to one vote for each share of common stock held. A list of these stockholders will be available during ordinary business hours at our principal place of business, located at 800 South Northpoint Blvd., Waukegan, Illinois 60085, from our Corporate Secretary at least ten calendar days before December 9, 2010. The list of stockholders will also be available at the Annual Meeting.

6.	How do I vote?

You may vote in person by attending the Annual Meeting or you may vote by mail by completing and properly signing each proxy card you receive and returning it to us in the prepaid envelope. When received, your proxy will be voted as you direct by one of the individuals indicated on the card (your “proxy”). If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of all of the director nominees and FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm.

7.	Who can attend the Annual Meeting?

Only stockholders as of the close of business on October 14, 2010, holders of proxies for those stockholders and other persons invited by us can attend. If your shares are held by your broker in “street name,” you must bring a letter from your broker or a copy of your instruction form from your broker to the meeting showing that you were the direct or indirect (“beneficial”) owner of the shares on October 14, 2010 to attend the meeting.

8.	Can I change my vote after I return my Proxy Card?

Yes. You may change your vote at any time before the voting concludes at the Annual Meeting by taking any one of the following actions:

➢	Sending in another proxy signed on a later date by mail.

➢	Notifying our Corporate Secretary in writing before the Annual Meeting that you wish to revoke your proxy.

➢	Voting in person at the Annual Meeting.

9.	How do I vote my shares if they are held by my broker?

If your shares are held by your broker in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted. We urge you to complete this form and instruct your broker how to vote on your behalf. You can also vote in person at the Annual Meeting, but you must bring a letter from the broker showing that you were the beneficial owner of your shares on October 14, 2010. See “Important Voting Information” above.

10.	What is a “Quorum”?

A “quorum” is a majority of our outstanding shares of common stock. The shares may be present at the Annual Meeting or represented by proxy. There must be a quorum for the Annual Meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Broker “non-votes” are also considered a part of the quorum. Broker non-votes occur when a broker holding shares for a beneficial owner does not vote on a particular matter because under the rules of the New York Stock Exchange, the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. See “Important Voting Information” above.

11.	How are matters passed or defeated at the Annual Meeting?

➢

Proposal 1, election of directors. Under Delaware law, the nine director nominees receiving the highest number of affirmative votes will be elected. Our Board has adopted a policy requiring that in an uncontested election any director nominee who receives a greater number of votes “withheld” than votes “for” his or her election must tender his or her resignation to the Board for consideration by our Nominating and Corporate Governance Committee and our Board. For purposes of this calculation, abstentions will not be counted. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

➢

Proposal 2, ratification of the appointment of our independent registered public accounting firm. We must receive affirmative votes from more than 50% of the shares that are present and entitled to vote in order for this proposal to be approved. An abstention has the same effect as a vote AGAINST this proposal.

12.	Who will count the votes?

Proxies will be tabulated by our transfer agent, American Stock Transfer and Trust Company.

13.	Is my vote confidential?

Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to American Stock Transfer and Trust Company and handled in a manner that protects your voting privacy. Your vote will not be disclosed except (i) as needed to permit American Stock Transfer and Trust Company to tabulate and certify the vote and (ii) as required by law. However, comments written on the proxy card may be forwarded to management. In that case, your identity may not be kept confidential.

14.	Delivery of documents to stockholders sharing an address

If you are the beneficial owner, but not the record holder of our shares, your broker, bank or other nominee may only deliver one copy of our Notice of Annual Meeting, Proxy Statement, Proxy Card and 2010 Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from you or one or more of the other stockholders at the same address. We will deliver promptly, upon written or oral request, a separate copy of our Notice of Annual Meeting, Proxy Statement, Proxy Card and 2010 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of these documents, now or in the future, should submit this request by writing to American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038 or by calling (800) 937-5449 or (718) 921-8124. Beneficial owners sharing an address who are receiving multiple copies of these documents and who wish to receive a single copy in the future will need to contact their broker, bank or other nominee to request that only one copy of each document be mailed to all stockholders at the shared address in the future.

15.	Can I view these proxy materials online?

Yes, although we have mailed these documents to our record stockholders, our 2010 Annual Report, Notice of Annual Meeting, Proxy Statement and Proxy Card are also available online on our Investor Relations Website at http://ir.wms.com.

16.	Where can I find the voting results from the Annual Meeting?

We will publish the voting results from our Annual Meeting in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission on or about December 15, 2010. To view our Current Report on Form 8-K online, go to our Investor Relations Website at http://ir.wms.com and click on the Securities and Exchange Commission Filings link.

17.	When are stockholder proposals due for the 2011 Annual Meeting?

We must receive any stockholder proposals of matters to be acted upon at our 2011 Annual Meeting that are submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 on or before June 28, 2011, in order to consider including them in our proxy materials for that meeting. Except as otherwise permitted under Rule 14a-8, in order for a matter to be acted upon at an Annual Meeting, notice of stockholder proposals must be delivered to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, notice by a stockholder must be delivered not earlier than the 120th day prior to an Annual Meeting and not later than the tenth day following the day on which we first publicly announce the date of the meeting. All notices must be delivered to our Corporate Secretary at 800 South Northpoint Blvd., Waukegan, Illinois 60085. Next year, provided we do not change our meeting date as described above, the submission period for stockholder notices and director nominations will extend from August 11, 2011 to September 10, 2011, except as otherwise permitted under Rule 14a-8.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board currently consists of ten directors.

One of our current directors, Mr. Harold H. Bach, Jr. notified us that he will retire from our Board at the 2010 Annual Meeting and will not stand for re-election to the Board. Mr. Bach will become a Director Emeritus. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated the nine persons named below for election as directors to serve for a term expiring at our 2011 Annual Meeting or until their respective successors are elected and qualify, except that in accordance with our By-laws such service will terminate immediately if any gaming regulatory authority communicates its determination that such individual is not suitable for being licensed or is not licensable by such authority. Our by-laws provide that the number of directors constituting the entire Board shall not be less than one nor more than 15 as fixed from time to time by resolution adopted by our Board. Our Board has fixed that number at ten. The Board is in the process of seeking a candidate to fill the vacancy created by Mr. Bach’s retirement but does not expect to have completed the process of selecting a candidate prior to our 2010 Annual Meeting. The Board has nominated nine directors for election at that meeting and consequently, if all nine directors are elected, there will be one vacancy on the Board, which the Board expects to fill prior to our 2011 Annual Meeting. Proxies may not be voted for a greater number of persons than the nine nominees named. All of the nominees are presently directors.

Unless authority to vote for the election of directors is withheld, the proxy holders named in the enclosed proxy will vote all shares represented thereby in favor of the election of each of the nominees named below. If any of the nominees are unable to serve or refuse to serve as directors, an event which the Board does not anticipate, the proxies will be voted in favor of those nominees who do remain as candidates, except as you otherwise specify, and may be voted for substituted nominees designated by the Board.

Name of Nominee (Age)	Position with Company and Principal Occupation	Director Since
Robert J. Bahash (65)	Director; Executive Vice President and Chief Financial Officer of The McGraw-Hill Companies	2007
Brian R. Gamache (51)	Chairman of the Board; Chief Executive Officer	2001
Patricia M. Nazemetz (60)	Director; Chief Human Resources and Ethics Officer of Xerox Corporation	2007
Louis J. Nicastro (82)	Founding Director; Retired Chairman and Chief Executive Officer of WMS Industries Inc.	1974
Neil D. Nicastro (53)	Director; Retired President and Chief Executive Officer of Midway Games Inc.	1986
Edward W. Rabin, Jr. (63)	Lead Director; Retired President of Hyatt Hotels Corporation	2005
Ira S. Sheinfeld (72)	Director; Partner, Hogan Lovells (Attorneys-at-Law)	1993
Bobby L. Siller (65)	Director; Retired Member of the Nevada Gaming Control Board	2008
William J. Vareschi, Jr. (68)	Director; Retired Chief Executive Officer and Vice Chairman of Central Parking Corporation	2004

Robert J. Bahash joined our Board in 2007. He has served as Executive Vice President and Chief Financial Officer for The McGraw-Hill Companies since 1988. Mr. Bahash has been with McGraw-Hill since 1974 and has held a number of finance-related positions. Mr. Bahash is a member of the American Institute of Certified Public Accountants, the Financial Executives Institute, and the New Jersey Society of Certified Public Accountants. Mr. Bahash is a certified public accountant and chair of our Audit and Ethics Committee and a member of our Compensation Committee.

The Board believes that the deliberations of our Board, particularly with respect to financial reporting, executive compensation, corporate governance and risk management, are significantly enhanced by Mr. Bahash’s many years experience as the Chief Financial Officer of a major public company and his training as a certified public accountant.

Brian R. Gamache has served as our Chairman of the Board and Chief Executive Officer since being named Chairman in July 2008. Mr. Gamache originally joined WMS in 1990, when he served in various executive capacities for our former hotel and resort subsidiaries, rising to the position of President and Chief Operating Officer. At the time of WMS’ 1997 spin-off of WHG Resorts & Casinos Inc. (“WHG”), Mr. Gamache left WMS to devote his full time to WHG. Subsequent to the 1997 sale of WHG, Mr. Gamache served as President of the Luxury and Resort Division of Wyndham International from 1998 until April 2000. Mr. Gamache then rejoined WMS as President and Chief Operating Officer, and was named President and Chief Executive Officer, concurrently with his appointment to the Board, in June 2001. Mr. Gamache is a director of KapStone Paper and Packaging Corporation (NYSE: KS). Mr. Gamache is also a member of the Board of the American Gaming Association serving as the Chair of its Finance Committee, and is a Trustee of Lake Forest Academy and the Lake Forest Country Day School.

The Board believes that Mr. Gamache’s extensive knowledge of our company and its predecessors, his experience and current leadership as our Chief Executive Officer, and his experience as a director of another publicly traded company provide invaluable contributions to the deliberations of our Board in all areas of our business.

Patricia M. Nazemetz joined our Board in 2007. She has served as Chief Human Resources and Ethics Officer for Xerox Corporation since 2007. Ms. Nazemetz has also served as a Vice President for Xerox Corporation since January 1999. Ms. Nazemetz has been with Xerox since 1979 and has held a number of human resource related positions. She is a member of the Board of Catholic Health Services of Long Island, a large not-for-profit health and hospital system and just completed a 13 year commitment as a trustee of Fordham University. Ms. Nazemetz is Chair of our Compensation Committee and a member of our Nominating and Corporate Governance Committee.

The Board believes that the deliberations of our Board, particularly with respect to human resources and corporate governance matters, are significantly enhanced by Ms. Nazemetz’ more than 35 years experience as a human resources professional with deep expertise in executive compensation, employee stock programs, pensions and health care, and her 20 years of executive level experience, including corporate governance, board and senior management relationships, succession planning and leadership development experience as well as exposure to all aspects of the business of a Fortune 500 company.

Louis J. Nicastro has served as a director since our incorporation in 1974. Mr. Nicastro served as our Chairman of the Board from 1974 until 2008. Mr. Nicastro is designated as our Founding Director in recognition of his contributions to our company. Additionally, he was our Chief Executive Officer from 1998 until June 2001 and was also President from 1998 to April 2000. Mr. Nicastro also served as our Chief Executive Officer or Co-Chief Executive Officer from 1974 to 1996 and as President during the periods 1985-1988 and 1990-1991, among other executive positions. Mr. Nicastro is Neil D. Nicastro’s father.

The Board believes that Mr. Nicastro’s extensive knowledge of our company and its predecessors, including Midway Games Inc. (coin operated arcade video games and home video games), Williams Electronics, Inc. (pinball games) and WHG Resorts & Casinos Inc. (hotels and casinos), his experience as the Chief Executive Officer of each of those companies while they were New York Stock Exchange listed companies, and his leadership of those companies through several difficult previous economic cycles provides invaluable contributions to the deliberations of our Board particularly with respect to strategic planning and risk management.

Neil D. Nicastro has served on our Board since 1986. He has also served in various executive positions for us, including President, Chief Executive Officer and Chief Operating Officer, beginning in 1986 until his resignation from all executive positions with us in 1998. Mr. Nicastro served as Midway Games Inc.’s President from 1991 until May 2003 and Chief Executive Officer from 1996 to May 2003. He also served as Midway’s Chairman of the Board from 1996 until June 2004. Mr. Nicastro is Louis J. Nicastro’s son. Mr. Nicastro is a member of our Gaming Compliance Committee.

The Board believes that Mr. Nicastro’s extensive knowledge of our company and its predecessors and his experience as the Chief Executive Officer of Midway while it was a New York Stock Exchange listed company provides invaluable contributions to the deliberations of our Board particularly with respect to business operations and risk management.

Edward W. Rabin, Jr. joined our Board in 2005 and became our Lead Director in July 2008. Mr. Rabin served as the President of Hyatt Hotels Corporation from 2003 until his retirement in January 2006. Between 1989 and 2003, Mr. Rabin served as Executive Vice President for Hyatt, and was named Chief Operating Officer in 2000. Mr. Rabin is a director of PrivateBancorp, Inc. (NASDAQ-PVTB), Sally Beauty Holdings (NYSE: SBH) and Oneida Ltd. Mr. Rabin is a member of PrivateBancorp, Inc.’s Audit, Compensation and Corporate Governance Committees. Mr. Rabin is a member of Sally Beauty Holdings’ Compensation and Nominating and Governance Committees. Mr. Rabin is currently a member of our Compensation and Audit and Ethics Committees.

The Board believes that the deliberations of our Board, particularly with respect to business operations, financial reporting, executive compensation, corporate governance and risk management, are significantly enhanced by Mr. Rabin’s many years experience as an executive of a major corporation and his experience as a director of other publicly traded companies.

Ira S. Sheinfeld joined our Board in 1993. He has been a member of the law firm of Hogan Lovells U.S. LLP and predecessor law firms, Hogan & Hartson, LLP and Squadron, Ellenoff, Plesent & Sheinfeld LLP, New York, New York, for more than five years. Mr. Sheinfeld has three years of audit experience at Ernst & Young, was a partner at Deloitte and Touche and has 17 years experience as a WMS director. Mr. Sheinfeld is a Certified Public Accountant. Mr. Sheinfeld is a former director of Midway Games, Inc.

The Board believes that the deliberations of our Board, particularly with respect to tax, accounting and legal matters, are significantly enhanced by Mr. Sheinfeld’s many years experience as a business, tax, regulatory and mergers and acquisitions advisor to clients as a partner in Deloitte & Touche and Hogan Lovells and its predecessor firms.

Bobby L. Siller joined our Board in 2008. He was one of three members of the Nevada State Gaming Control Board serving for eight years from January 1999 until December 31, 2006. Prior to his appointment to the Nevada State Gaming Control Board, he served for 25 years with the Federal Bureau of Investigation (FBI). At the FBI, he was Special Agent-in-Charge of the Las Vegas Division for three years, as well as Agent-in-Charge at bureau offices in Dayton, Ohio and Dallas, Texas, and as an administrator with the FBI Academy in Quantico, Virginia. Mr. Siller was previously a commissioner for the Pokagon Band Gaming Commission in Michigan. Mr. Siller is a member of our Gaming Compliance Committee and our Nominating and Corporate Governance Committee.

The Board believes that the deliberations of our Board, particularly with respect to regulatory and corporate governance matters, are significantly enhanced by Mr. Siller’s many years of experience as a gaming regulator and with the FBI.

William J. Vareschi, Jr. joined our Board in 2004. He was the Chief Executive Officer and Vice Chairman of the Board of Central Parking Corporation from April 2001 until his retirement in May 2003. Before joining Central Parking Corporation in April 2001, his prior business career of more than 35 years was spent with the General Electric Company, which he joined in 1965. He held numerous financial management positions within GE, including Chief Financial Officer for GE Plastics Europe (in the Netherlands), GE Lighting (Cleveland, Ohio) and GE Aircraft Engines (Cincinnati, Ohio). In 1996, Mr. Vareschi became President and Chief Executive Officer of GE Engine Services, a position he held until July 2000. Mr. Vareschi also serves as lead director, Chair of the Executive Committee and a member of the Audit Committee of WESCO International Inc. (NYSE: WCC). Mr. Vareschi serves as Chair of our Nominating and Corporate Governance Committee and is a member of our Audit and Ethics Committee.

The Board believes that the deliberations of our Board, particularly with respect to corporate governance, business operations, financial reporting and risk management, are significantly enhanced by Mr. Vareschi’s more than 35 years of professional experience, including experience as a Chief Executive Officer, a Chief Financial Officer of multiple divisions of a Fortune 500 company and his experience as a director of a publicly traded company.

Vote Required to Elect Nominees

Under Delaware law, the affirmative vote of a plurality of the shares present in person or by proxy at the Annual Meeting is required to elect directors, meaning that the nine director nominees receiving the highest number of votes will be elected. Our Board has adopted a policy requiring that in an uncontested election any director nominee who receives a greater number of votes “withheld” than votes “for” his or her election must tender his or her resignation to our Board for consideration by our Nominating and Corporate Governance Committee and our Board. For purposes of this calculation, abstentions will not be counted.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

Principal Stockholders

The following table sets forth information as of the dates noted in the footnotes about persons that, to our knowledge, as of October 14, 2010 beneficially owned more than 5% of our outstanding shares of common stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock
FMR LLC 82 Devonshire Street Boston, MA 02109	4,660,776	(1)	8.1%
Kornitzer Capital Management 5420 West 61st Place Shawnee Mission, KS 66205	3,156,059	(2)	5.5%

(1)	Based upon an Amendment to Schedule 13G dated February 16, 2010, filed with the Securities and Exchange Commission by FMR LLC (“FMR”). FMR reported that it has sole voting power over 109,030 shares and sole dispositive power over 4,660,776 shares as a result of acting as investment advisor to various investment companies holding shares and including 4,551,746 shares over which Edward C. Johnson 3rd, Chairman of FMR, FMR and the funds have the sole power to dispose.
(2)	Based upon an Amendment to Schedule 13G dated January 22, 2010, filed with the Securities and Exchange Commission by Kornitzer Capital Management, Inc. (“KCM”). KCM reported that it has sole voting power over 3,156,059 shares and sole dispositive power over 3,063,148 shares as a result of acting as investment advisor to other persons.

Security Ownership of Directors, Nominees and Executive Officers

The following table sets forth, as of October 14, 2010, information about the beneficial ownership of our common stock by each of our directors (all of whom are nominees, except Mr. Bach) and our executive officers named in the Summary Compensation Table below and by all of our directors and executive officers as a group, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power. All persons individually listed beneficially own less than 1% of our outstanding shares. Our directors and executive officers as a group beneficially own 2.9% of our outstanding shares.

Name of Beneficial Owner	Total Beneficially Owned (1)		Number of Vested Options (1)	Number of Shares of Restricted Stock or Units		Number of Deferred Units (2)
Harold H. Bach, Jr.	22,451		—	11,099		4,978
Robert J. Bahash*	57,006		25,000	4,463		—
Orrin J. Edidin	160,746		96,311	34,682	(3)	—
Brian R. Gamache*	441,462		278,198	48,587	(3)	—
Kenneth Lochiatto	139,266		114,653	16,430	(3)	—
Patricia M. Nazemetz*	39,670		25,000	4,463		—
Louis J. Nicastro*	22,451		—	11,099		4,978
Neil D. Nicastro*	60,100		33,960	11,099		4,978
Larry J. Pacey	155,682		121,879	18,912	(3)	—
Edward W. Rabin, Jr.*	70,892	(4)	15,000	11,099		—
Scott D. Schweinfurth	246,463		194,001	20,762	(3)	—
Ira S. Sheinfeld*	59,951		37,500	11,099		4,978
Bobby L. Siller *	35,837		25,000	4,463		—
William J. Vareschi, Jr.*	63,912		26,460	11,099		4,978

Directors and Executive Officers as a group (16 persons)	1,686,629		1,077,825	232,256		24,890

*	Nominee for Director
(1)	Includes shares subject to options that are currently exercisable or will become exercisable within 60 days. These shares are deemed outstanding for purposes of calculating the percentage of outstanding common stock owned by a person individually and by all directors and executive officers as a group but are not deemed outstanding for the purpose of calculating the individual ownership percentage of any other person.
(2)	Deferred units are non-voting interests which represent the right to receive, upon departure from the Board, one share of our common stock for each deferred unit granted.
(3)	Includes restricted stock units which are non-voting interests: Mr. Edidin (29,209 units), Mr. Gamache (36,937 units), Mr. Lochiatto (15,561 units), Mr. Pacey (17,639 units) and Mr. Schweinfurth (15,742 units).
(4)	Includes 32,168 shares held by the Edward Rabin Trust and 3,750 shares held by Mr. Rabin’s wife. Mr. Rabin disclaims beneficial ownership of the securities held by his wife.

CORPORATE GOVERNANCE

The following corporate governance materials are available and can be viewed and downloaded from the Corporate Governance section of the Investor Relations section of our website at http://ir.wms.com: (i) our Amended and Restated Certificate of Incorporation; (ii) our Amended and Restated By-laws; (iii) our Corporate Governance Guidelines; (iv) our Code of Conduct applicable to our directors, officers and employees; (v) our Whistleblower Policy; and (vi) the Charters of our Audit and Ethics, Compensation, and Nominating and Corporate Governance Committees.

Board	Seven meetings in fiscal year 2010

Our Board is our ultimate decision-making body, responsible for overseeing our affairs, except with respect to those matters reserved to the stockholders by law or under our By-laws.

Each of our directors attended at least 75% of the aggregate number of meetings of the Board and all Committees on which he or she served during the fiscal year. Our non-employee directors hold regular executive sessions without management being present. During fiscal year 2010, our Board met in executive session without management being present at four meetings. In addition, our independent directors met in executive session twice during fiscal year 2010. Our Lead Director, who is not an executive officer, presides at executive sessions of the Board.

Board Leadership

In July 2008, our Board determined to combine the position of Chairman and Chief Executive Officer in order to unify the leadership of our company in one person, Mr. Gamache. At that time, our Board also created a Lead Director position to provide our Board with leadership that is independent of management. Mr. Edward W. Rabin, Jr. has served as our Lead Director since July 1, 2008.

As Chief Executive Officer, Mr. Gamache focuses on our strategic direction, global expansion, customer and employee satisfaction, leadership development and corporate culture. In his role as Chairman, Mr. Gamache is responsible for presiding at meetings of the Board (other than executive sessions of non-employee directors) and, in consultation with our Lead Director, setting schedules for meetings, developing agendas and indicating the information to be provided to the directors.

Our Board has set the following criteria for our Lead Director: (i) independent in accordance with our standards for independence, (ii) no service as our full-time employee at any time, (iii) not a provider of professional services to us within the past five years, (iv) appointed by a majority vote of the independent members of the Board, and (v) served on the Board for at least one year.

Our Board has determined that our Lead Director has the following responsibilities:

➢

Participate with the Chairman of the Board in establishing and approving Board meeting schedules, the agenda for Board meetings, the time allotted for agenda items, and the information to be sent to the Board.

➢	Convene and preside at executive sessions of the non-employee and independent members of the Board.

➢	Serve as liaison between the Chairman of the Board and the non-employee directors.

➢	Preside at all Board meetings at which the Chairman of the Board is not present.

➢	Facilitate communications between Board members and our officers, without in any way limiting the access of any Board member to such officers through other means.

➢	Be available, if requested by any stockholder owning three percent or more of our outstanding stock, for consultation and direct communication with such stockholder.

➢	Such other responsibilities as our Board may specify from time to time in order to better serve us and our stockholders.

We believe that a leadership structure with a combined Chairman/CEO position and independent Lead Director is appropriate for our company at this time because it demonstrates to our employees, customers, suppliers, stockholders, other stakeholders and gaming regulators that our company is under strong leadership, with a single person setting the tone for the company and having primary responsibility for managing our operations. We believe that this structure provides us with a well-functioning and effective balance between strong company leadership and appropriate safeguards and oversight by our Lead Director and other non-employee directors. We believe that with this structure all Board members are well engaged in their responsibilities, and all Board members express their views and are open to the opinions expressed by other directors. We do not believe that appointing an independent Board Chairman would improve the performance of our Board. Our Board retains the authority to modify this structure as and when considered appropriate.

Risk Oversight

Management is responsible for identifying and managing risk. Our Board exercises regular oversight of our risk management. We have instituted an enterprise risk management process that is designed to identify risks across our company. Under this process various business risks are identified, assessed and prioritized. The top risks, and any mitigation plans associated with those risks, are reported to and discussed with the Board. We also manage risk through numerous controls and processes embedded in our operations.

At each regular quarterly meeting of the Board, management presents and discusses with the Board business and strategic risks. Additionally, each of our Board committees considers risk within its area of responsibility. Our Audit and Ethics Committee discusses with management the company’s major financial risk exposures, and management reports to our Audit and Ethics Committee the steps management has taken to monitor and manage such exposures including our internal controls and processes. Our Audit and Ethics Committee also reviews with the company’s General Counsel legal matters that may have a material impact on our financial statements, any material correspondence with regulators or governmental agencies and any published reports which raised issues regarding the company’s financial statements, financial disclosure or accounting policies. Our Compensation Committee considers risks arising from the company’s compensation policies and practices for all employees. Our Gaming Compliance Committee considers risks related to the company’s gaming licenses and compliance plan. We believe our division of risk is an effective approach for addressing the risks facing our company.

Our Compensation Committee has reviewed with management the design and operation of our compensation programs for all of our employees, including our executive officers, for the purpose of advising our Board whether such programs might encourage inappropriate risk taking that would be reasonably likely to have a material adverse effect on our company. The Compensation Committee in consultation with its advisor, Steven Hall & Partners, considered, among other matters, the performance objectives, target levels and vesting requirements used in the incentive elements of our compensation programs. The Compensation Committee advised our Board of their findings and our Board determined that our compensation policies and practices motivate our employees to achieve our corporate objectives and to remain with our company while avoiding unreasonable risk taking, and that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company.

Governance Principles

Our Board has adopted Corporate Governance Guidelines and a Code of Conduct. Under our Code of Conduct, only the Board or a Committee of the Board may grant a waiver of this code to an executive officer or director. Any waiver will be promptly disclosed to our stockholders and as required by law or New York Stock Exchange regulations. We have established a whistleblower hotline for use by our employees and other interested parties to report suspected violations of our Code of Conduct or other complaints directly to executive management and our Audit and Ethics Committee. Quarterly, our internal audit department and General Counsel report any suspected violations of our Code of Conduct and any activity on our whistleblower hotline to our Audit and Ethics Committee and our Board. All employees and our directors are required to receive ethics training at least annually on our Code of Conduct.

Our Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, Code of Conduct, charters and key policies and practices as warranted.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines for our directors. Under these guidelines each of our Board members is expected to own 5,000 shares of our common stock. Deferred units and restricted stock held by our Board members count toward meeting the requirements but unexercised stock options do not. The guidelines were adopted in September 2006 and have been reviewed and updated periodically. Under the policy, newly appointed or elected directors will have four years from joining our Board to comply with these guidelines. All directors currently comply with these guidelines.

Director Independence

It has been our policy, and it is a requirement of the listing standards of the New York Stock Exchange, that a majority of the members of our Board qualify as “independent” directors who have no material relationship with us, other than serving as a director. Our Board has adopted categorical standards to assist in the evaluation of the independence of each of our directors. A director who is not disqualified from being independent under Section 303A.02 of the New York Stock Exchange Listed Company Manual and who meets all of the following categorical standards is presumed to be independent:

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The director is not, and has not within the past three years been, our employee; no immediate family member of the director is, or has within the past three years been, an executive officer our company.

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The director or an immediate family member does not (directly or indirectly as a partner, shareholder or officer of another company) provide, and has not during any twelve month period within the last three years provided consulting, legal or financial advisory services to us for compensation exceeding, (i) for direct services, $120,000 or (ii) for indirect services, the greater of $1 million or 2% of such other company’s revenues.

➢

The director is not a current partner or employee of our independent registered public accounting firm; no immediate family member is currently, or within the last three years has been, a partner of our independent registered public accounting firm or works for our independent registered public accounting firm, or within the last three years has worked, on our audit.

➢

The director is not, and with the last three years has not been, employed as an executive officer of another company where any of our current executive officers serves or served at the same time on that company’s Compensation Committee.

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The director does not serve as an executive officer or director of a civic or charitable organization that receives significant financial contributions from us. For purposes of this categorical standard, our Board will determine whether a financial contribution is considered significant on a case-by-case basis.

Our Board has determined that the following members of our Board are independent in accordance with our policies: Messrs. Bahash, Rabin, Sheinfeld, Siller and Vareschi and Ms. Nazemetz.

In addition, in order to be nominated for election to our Board, our directors must possess a number of skills and other qualifications, as discussed below under the heading “Nominating and Corporate Governance Committee Policies.”

Evaluation of Board Performance

In 2010, as required by the Corporate Governance Standards of the New York Stock Exchange, our Board, led by the Nominating and Corporate Governance Committee, conducted its annual evaluation of the Board’s performance as a whole. Each standing Committee of the Board conducted a separate evaluation of its own performance and the adequacy of its charter. Each Committee then reported the results of its self-evaluation to the Board as a whole. The Nominating and Corporate Governance Committee considers these evaluations during the nominating process.

Director Education

We require our directors to participate in third-party provided continuing education periodically. Additionally, our Audit and Ethics Committee participates in regular quarterly educational sessions provided by our Finance Department covering critical accounting policies, new accounting principles and accounting trends.

COMMITTEES OF THE BOARD

To assist it in carrying out its duties, our Board has delegated specific authority to three standing Committees: Audit and Ethics Committee; Nominating and Corporate Governance Committee; and Compensation Committee. Our Board has determined that all of the members of these Committees are independent directors in accordance with our policies and standards of independence. In addition to these standing committees, our Board has selected a Gaming Compliance Committee to oversee our gaming regulatory compliance program.

Audit and Ethics Committee	Fifteen meetings in fiscal year 2010

The Audit and Ethics Committee is currently composed of four independent directors: Messrs. Bahash (Chair), Bach, Rabin and Vareschi. Our Board has determined that each member of our Audit and Ethics Committee is financially literate and that Messrs. Bahash, Bach and Vareschi are audit committee financial experts. Our Audit and Ethics Committee:

➢	Reviews our annual and quarterly financial statements, including our quarterly earnings releases.

➢	Engages our independent registered public accounting firm and approves their fees.

➢	Reviews the reports of our independent registered public accounting firm and the independence and performance of such accounting firm.

➢	Reviews and discusses our critical accounting policies with our independent registered public accounting firm.

➢	Reviews and discusses the effectiveness of our internal control over financial reporting with our independent registered public accounting firm.

➢	Monitors investigations of any reports of violations of our Code of Conduct and oversees any investigations relating to accounting controls, financial reporting or potential fraud.

➢	Supervises and oversees our internal audit department.

➢	Pre-approves any non-audit related services to be provided by our independent registered public accounting firm and all related fees.

➢	Reviews with our internal audit department and independent registered public accounting firm the scope of, plans for and results of their respective audits.

The Audit and Ethics Committee also performs the other functions described in its charter, which is available on our website. The Audit and Ethics Committee met in executive session with our independent registered public accounting firm without management being present four times in fiscal year 2010. Please also see the “Audit and Ethics Committee Report” beginning on page 59 below.

Compensation Committee	Ten meetings in fiscal year 2010

The Compensation Committee is currently composed of three independent directors: Ms. Nazemetz (Chair) and Messrs. Rabin and Bahash. Our Compensation Committee:

➢	Reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other senior officers.

➢

Makes recommendations to the independent members of the Board with respect to compensation of our Chief Executive Officer, including bonus amounts, bonus metrics, and salary increases, and to the full Board with respect to compensation of our other senior officers.

➢	Evaluates our Chief Executive Officer’s performance.

➢	Recommends to the Board the timing, pricing and the amount of equity grants to our non-employee directors and senior officers under the provisions of our equity compensation plans.

➢	Administers, approves and ratifies equity grants to other employees and consultants under the provisions of our equity compensation plans.

Our Compensation Committee also performs the other functions described in its charter, which is available on our website. Please also see the “Compensation Discussion and Analysis” and “Compensation Committee Report” beginning on page 38 below.

Compensation Consultants

The Compensation Committee periodically engages its own consultant, Steven Hall & Partners, to analyze market data and to provide general compensation advice to the Committee, particularly on executive management compensation and director compensation. This consultant does not provide any services to us other than the services provided directly to the Committee. From time to time, our Human Resources department engages consultants (other than Steven Hall & Partners) to help evaluate our compensation programs for non-executive management.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or ever was an employee or officer of our company or any of its subsidiaries. None of our executive officers serves as a member of the Board or the compensation committee of any other company that has an executive officer serving as a member of our Board or our Compensation Committee.

Nominating and Corporate Governance Committee	Four meetings in fiscal year 2010

The Nominating and Corporate Governance Committee is currently composed of three independent directors: Messrs. Vareschi (Chair) and Siller and Ms. Nazemetz. Our Nominating and Corporate Governance Committee:

➢	Identifies individuals qualified to become Board members and makes recommendations about the nomination of candidates for election to the Board, as discussed in greater detail below.

➢	Makes recommendations regarding corporate governance policies and procedures.

➢	Oversees the annual evaluation of the Board.

Our Nominating and Corporate Governance Committee also performs the other functions described in its charter, which is available on our website.

Selection of Nominees for Election at the Annual Meeting

All of the nominees listed on the accompanying proxy card are currently serving on our Board.

Nominating and Corporate Governance Committee Policies

Qualifications of Directors.    Under our By-laws, each director must be at least 21 years of age and will not be qualified to serve as a director if any gaming authority has communicated their determination that such individual is not suitable for being licensed or not licensable by such authority. Further, under a policy formulated by our Nominating and Corporate Governance Committee, we require that all candidates for director (i) be persons of integrity, sound ethical character and judgment; (ii) have no interests that materially impair their independent judgment or their ability to discharge their fiduciary duties to us and our stockholders; (iii) have demonstrated business, governmental or technical achievement and acumen; and (iv) have adequate time to devote to service on the Board and have committed to serve on no more than two other boards of directors of publicly traded companies. We also require that a majority of our directors be independent, as described above under “Director Independence.” In addition, at least three of our directors must have the financial literacy necessary to serve on our Audit and Ethics Committee, and at least one of our directors must qualify as an audit committee financial expert.

We do not have a specific diversity policy for our Board, however we consider diversity to be a critical factor in evaluating the composition of the Board, and that for this purpose diversity includes perspectives, experience, differences and viewpoints, as well as race, ethnicity and gender. The overall director qualifications that we seek are described in the preceding paragraph. Whenever our Nominating and Corporate Governance Committee and Board evaluates a potential candidate for the Board, the Committee and Board consider that individual in the context of the composition of the Board as a whole.

Required Resignation under Certain Circumstances.    In addition to our majority voting policy described below, our Nominating and Corporate Governance Committee has adopted a policy that each director must offer to tender his or her resignation to the Board in the event a director changes his or her principal employment. The Board will consider whether it will accept such offer by evaluating whether the director still meets our policy for nominations, taking into account whether the new position creates a conflict of interest that may materially impair the director’s independent judgment or ability to discharge the director’s fiduciary duties to us and our stockholders; allows adequate time to devote to service on the Board or commits the director to serve on more than two other boards of directors of publicly traded companies.

Majority Voting.    Our majority voting policy, as set forth in our Corporate Governance Guidelines, provides that in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” than votes “for” his or her election must tender his or her resignation to our Board for consideration by our Nominating and Corporate Governance Committee and our Board. For purposes of this calculation, abstentions will not be counted. When considering a resignation, the Nominating and Corporate Governance Committee will take into account the following factors:

➢	Any stated reasons why votes were withheld and any available methods for curing such issues.

➢	The tenure and qualifications of the director.

➢	The director’s past and expected future contributions.

➢	The overall composition of our Board, our director criteria and our, the New York Stock Exchange’s and the Securities and Exchange Commission’s requirements for board composition.

Based on this analysis, the Nominating and Corporate Governance Committee will recommend that our Board (i) accept the resignation, (ii) decline the resignation but address the underlying cause of the withheld votes, (iii) decline the resignation but determine that the director will not be nominated again or (iv) decline the resignation. The independent members of our Board, excluding any director who received more “withhold” votes than “for” votes, will have 90 days following the stockholders meeting when the election occurred to consider the resignation and the Nominating and Corporate Governance Committee’s recommendation, and we will promptly disclose any decision with respect to the tendered resignation on a current report on Form 8-K filed with the Securities and Exchange Commission.

In accordance with this policy, each nominee for director has submitted his or her resignation to the company which resignation will only be effective upon the occurrence of both of the following events:

➢	A greater number of votes are withheld or voted against the election of such director than are voted for such director; and

➢	Such director’s resignation is accepted by the Board.

Stockholder Recommendations of Candidates for Election as Directors.    Our By-laws provide that the Nominating and Corporate Governance Committee will consider recommendations for director nominations submitted by stockholders that individually or as a group have beneficial ownership of at least three percent of our common stock, but only when an incumbent is not being nominated for the position and the recommended nominee satisfies the minimum qualifications prescribed by the Nominating and Corporate Governance Committee for all nominees as described above. For each Annual Meeting, the Nominating and Corporate Governance Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. Submissions must be made in accordance with the Nominating and Corporate Governance Committee’s procedures, as outlined below.

Procedures for Stockholder Submission of Nominating Recommendations.    A stockholder wishing to recommend to the Nominating and Corporate Governance Committee a candidate for election as a director must submit the recommendation, in writing, addressed to the Nominating and Corporate Governance Committee in care of our Corporate Secretary at 800 South Northpoint Boulevard, Waukegan, Illinois 60085. The submission must be made by mail, courier or personal delivery. E-mail submissions will not be considered.

The submission must be made in accordance with the provisions of Article I, Section 14 of our By-laws. Our By-laws are filed with the Securities and Exchange Commission and are incorporated by this reference from an exhibit to our Current Report on Form 8-K, filed on May 10, 2007 and can be viewed and downloaded from the Corporate Governance section of the Investor Relations section of our website at http://ir.wms.com. Under Section 14, among other requirements, the submission must generally be delivered no later than 90 days nor earlier than 120 days prior to the anniversary of the prior year’s Annual Meeting. This year, that period was from August 12, 2010 to September 11, 2010, and we did not receive any submissions from stockholders. Next year, provided we do not change our meeting date or our By-laws, the submission period will extend from August 11, 2011 to September 10, 2011. The submission must include information about the proposed nominee, including his or her age, business and residence addresses, principal occupation, the class and number of shares beneficially owned and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and information about the stockholder recommending the nomination of that person. Submissions from our stockholders must also include information about the stockholder making the submission such as (i) the stockholder’s name and address, (ii) the class and number of shares held by the stockholder, (iii) a representation that the stockholder is entitled to vote at the meeting in person or by proxy and (iv) a representation concerning the stockholder’s plan to solicit proxies in support of the proposal. Our stockholders should refer to the By-laws for a complete description of the requirements.

Under the Nominating and Corporate Governance Committee’s policy, the recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated, to be identified in the proxy statement and to be interviewed by the Nominating and Corporate Governance Committee, if it chooses to do so. The submission must include the proposed nominee’s contact information for this purpose. It must also describe all relationships between the proposed nominee and (i) any of our competitors, customers, suppliers or other persons with interests regarding us and (ii) the recommending stockholder, as well as any agreements or understandings between the recommending stockholder and the proposed nominee regarding the recommendation. Furthermore, the submission must state the basis for the recommender’s views that the proposed nominee (i) possesses the minimum qualifications prescribed by the Nominating and Corporate Governance Committee for nominees, briefly describing the contributions that the nominee would be expected to make to our Board and to our governance and (ii) would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency. The submission, if by a holder of over five percent of our common stock, must state whether or not the stockholder submitting the recommendation consents to be identified in the proxy statement.

The Process of Identifying and Evaluating Candidates for Directors.    Our directors’ terms on the Board expire annually. We are of the view that the continuing service of a substantial number of qualified incumbents promotes stability and continuity in the boardroom. In selecting candidates for nomination for election to our Board at our Annual Meetings, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors desire to continue their service on the Board. The Nominating and Corporate Governance Committee then considers whether our incumbent directors who desire to remain on our Board continue to satisfy the qualifications for director candidates described above. The Nominating and Corporate Governance Committee also considers our director succession plan and assesses the directors’ performance during the preceding term.

If there are Board positions for which the Nominating and Corporate Governance Committee will not be re-nominating an incumbent, the Committee will solicit recommendations for nominees from persons whom the Committee believes are likely to be familiar with qualified candidates, including members of our Board and our senior officers. The Nominating and Corporate Governance Committee may also engage a search firm to assist in identifying qualified candidates. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder-recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in our equity securities.

The Nominating and Corporate Governance Committee will review and evaluate each candidate whom it believes merits serious consideration, assemble and review the available relevant information concerning the candidate, the qualifications for Board membership established by the Committee, the contribution that the candidate can be expected to make to the overall functioning of the Board and other factors that it deems relevant. The Nominating and Corporate Governance Committee may solicit the views of management and other members of the Board. Every candidate who, in the Nominating and Corporate Governance Committee’s opinion, merits serious consideration will be interviewed by members of the Board.

Gaming Compliance Committee	Seven meetings in fiscal year 2010

In addition to the standing Board Committees, we also have a Gaming Compliance Committee that is composed of Messrs. Neil Nicastro, Bobby Siller, and Steve DuCharme (Chair). Mr. DuCharme, who is not a member of our Board, has served on our Gaming Compliance Committee since December 2004 and has served as a gaming compliance consultant to us since January 2002. Mr. DuCharme previously served as a member of the Nevada State Gaming Control Board for ten years (from 1991 to 2001), including two years as Chairman. Mr. DuCharme holds a degree in Criminal Justice from the University of Nevada Las Vegas and served 20 years on the Las Vegas Metropolitan Police Department, including as Commander of the Crime Prevention Bureau, prior to his appointment to the Nevada Gaming Control Board in January 1991. Mr. DuCharme also serves as Chairman of the Compliance Committee for Penn National Gaming, Inc. and the Hard Rock Casino in Las Vegas, Nevada, and is the Chairman of the Pokagon Band Gaming Commission in Michigan. He serves as a member of the Compliance Committee for Isle of Capri Casinos, Inc., Whitehall Managers (Las Vegas Hilton Casino), Oaktree Capital Management (Cannery Casino Resorts) and American Casino & Entertainment Properties LLC (the Stratosphere) and is a former Gaming Commissioner for the St. Regis Mohawk Tribal Gaming Commission.

Our Gaming Compliance Committee identifies and evaluates potential situations, among other things, arising in the course of our business that may cause regulatory concern to gaming authorities. The Gaming Compliance Committee is governed by the WMS Industries Inc. General Gaming Compliance Review and Reporting Plan that has been approved by certain of our gaming regulators such as the Nevada State Gaming Control Board, as required from time to time.

ADDITIONAL INFORMATION RELATING TO THE BOARD

Communications with Directors

Stockholders and other interested parties may communicate with our Board, our Lead Director, our non-employee directors as a group, or with specified individual directors by mail addressed to WMS Industries Inc., 800 South Northpoint Boulevard, Waukegan, Illinois 60085 or by e-mail at boardofdirectors@wms.com.

Communications will be opened and screened for security purposes. Advertisements, solicitations, form letters, personal grievances and the like, or communications that appear to be intimidating, threatening, illegal or similarly inappropriate will be forwarded only upon the request of our directors.

Director Attendance at Annual Meetings of Stockholders

Directors are expected to attend our Annual Meetings of Stockholders. At last year’s Annual Meeting , all of our directors attended in person, except Mr. Louis Nicastro who participated by conference call when he could not travel to Chicago due to weather conditions.

Director Compensation

Basic compensation for our non-employee directors, before committee fees, consists of a cash component payable in monthly installments and an equity component which we typically award in September following our June 30 fiscal year end to directors serving on the date of grant. The equity component is awarded on the same date we make our annual equity awards to our senior management. For our fiscal years 2008 and 2009, the basic compensation for non-employee directors aggregated $275,000 a year, of which the cash component was $50,000 and the equity component was approximately $225,000 paid in the form of restricted stock vesting 50% on each of the first and second anniversaries of the date of grant. During fiscal year 2010, our Compensation Committee, after consulting with its outside advisor, Steven Hall & Partners, recommended to our Board, and our Board approved (with Mr. Gamache abstaining from discussion and voting), continuing the aggregate annual non-employee director compensation value at approximately $275,000 but changing the components so that the cash component would be $125,000 a year and the equity component would be approximately $150,000, of which approximately $75,000 in value would be awarded in the form of stock options and approximately $75,000 in value would be awarded in the form of restricted stock, as described below. The change in the annual cash retainer was effective September 1, 2009 and the grant of the new equity component was made in the ordinary course in September 2010. Accordingly, the table below, which reports director compensation for fiscal year 2010 in accordance with Securities and Exchange Commission requirements, includes the amount of cash actually paid in fiscal year 2010 and the aggregate grant date fair value of equity awards made in September 2009 because those awards were made within our 2010 fiscal year even though they were a component of our non-employee director compensation for service provided in our 2009 fiscal year.

Pursuant to our current non-employee director compensation program, in September 2010, each of our non-employee directors was granted:

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stock options with a exercise price equal to 100% of the closing trading price of our common stock on the date of grant with a Black-Scholes value of approximately $75,000 on the date of grant, vesting on the second anniversary of the date of grant, and expiring after seven years; and

➢	shares of restricted stock valued at approximately $75,000 based on the closing trading price of our common stock on the date of grant, vesting 100% on second anniversary of the date of grant.

Depending on the price of our stock, because we do not award options or restricted stock in fractional shares, such grants may vary in value slightly from year to year. The vesting of the restricted stock and options described above is subject to acceleration in the event of (a) a director’s death or permanent or total disability, (b) a “Change-in-Control” of our company as defined in the WMS Industries Inc. Incentive Plan (2009 Restatement) (“Incentive Plan”), (c) the retirement from the Board by a director with the Board’s approval and six months’

prior notice or such shorter period as approved by the majority of the remaining directors, and (d) involuntary termination of service with our company, other than by reason of (i) willful refusal of a director to perform his or her duties, (ii) violation of our policies, (iii) failure to meet the director qualification requirements set forth in our By-Laws, or (iv) failure of the Board to re-nominate him or her, or failure to meet our suitability requirements due to any of the reasons described in clauses (d)(i) through (d)(iii) above.

Our committee members and chairs also receive cash fees for their committee service. Annual committee fees, including additional fees for a director serving as a chairman of a committee, vary from $5,000 to $30,000 per year and are paid monthly for each month during which the director serves on such committee. In recognition of his additional responsibility, our Lead Director receives an additional annual retainer of $50,000, payable in monthly installments.

Newly elected non-employee directors will receive an option to purchase 25,000 shares of our common stock; such option is granted on the effective date of his or her initial election or appointment to the Board and becomes exercisable upon the first anniversary of its grant date.

Non-employee Director Compensation

The following table and accompanying narrative provide information relating to compensation paid to our non-employee directors in fiscal year 2010. Mr. Gamache, our Chairman, is our sole employee director and receives no separate compensation for serving as our Chairman or a director. For information concerning Mr. Gamache’s compensation as our Chief Executive Officer see “Executive Compensation” beginning on page 23.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards	All Other Compensation (3)	Total
	($)	($)	($)	($)	($)
Harold H. Bach, Jr.	140,000	224,987	—	336	365,323
Robert J. Bahash	145,000	224,987	—	336	370,323
Patricia Nazemetz	127,500	224,987	—	336	352,823
Louis J. Nicastro	112,500	224,987	—	474,533	812,020
Neil D. Nicastro	122,500	224,987	—	14,538	362,025
Edward W. Rabin, Jr.	195,000	224,987	—	336	420,323
Ira S. Sheinfeld	112,500	224,987	—	336	337,823
Bobby L. Siller	127,500	224,987	—	16,988	369,475
William J. Vareschi, Jr.	147,500	224,987	—	11,533	384,020

(1)	Fees Earned or Paid in Cash: This column reflects annual cash fees paid in monthly installments to directors while they serve as a director. Non-employee directors serving in committee positions receive additional annual cash compensation, with the chairman of the committee receiving fees at a higher annual rate. All such annual fees are paid in monthly installments as services are rendered. The annual rates for such services for fiscal year 2010 are set forth below:

Position	Audit and Ethics Committee Fees	Compensation Committee Fees	Nominating and Corporate Governance Committee Fees	Gaming Compliance Committee Fees
Chairman	$30,000	$15,000	$12,500	$15,000
Member	$25,000	$5,000	$5,000	$10,000

(2)	Stock Awards: The amounts shown in this column reflect the dollar amount of the grant date fair value of the grant of 5,081 shares of restricted stock on September 17, 2009 with restrictions lapsing on 50% of such shares on each of September 17, 2010 and 2011.

(3)	All Other Compensation: Amounts shown in this column consist of (i) amounts reimbursed under a medical reimbursement plan made available to our directors and their spouses at our expense that is supplementary to their primary medical insurance (and, in the case of Mr. Neil Nicastro and his family and Mr. Louis Nicastro and his spouse, also includes amounts paid as primary insurance), (ii) life insurance premiums, (iii) travel and entertainment expenses of directors’ spouses in connection with Board meetings and company-sponsored events and (iv) for Mr. Louis Nicastro, also includes $450,000 paid to him in fiscal year 2010 under his Advisory Services Agreement described under “Transactions with Related Persons.”

Director Emeritus Program

We implemented a Director Emeritus program in 2004 as part of our director succession planning. The program provides that new directors elected after August 2004 will be subject to mandatory retirement from our Board at age 75 or after 20 years of service on our Board, provided that our Board may waive a director’s mandatory retirement by action of 75% of the other directors. Members of the Board who were members when the program was adopted and who have reached the age of 75 or have served for at least 20 years will gradually be replaced by new directors in order to maintain continuity and avoid losing the benefit of valuable experience.

Each director leaving our Board for any reason who has reached at least 75 years of age, or who has served for at least 20 years on our Board, will be designated a Director Emeritus for four years after leaving our Board if the individual (i) is willing to assist our Board from time to time upon request by our Board, (ii) agrees not to use our trade secrets or confidential information and (iii) agrees not to solicit our employees on behalf of competitors. For each year or partial year of service on our Board or as an executive officer of ours or our predecessors (up to a maximum of 25 years), a Director Emeritus will receive each of the following:

➢	A fee of $1,500 per year of service, paid in each of the first two years after leaving the Board.

➢	A fee of $750 per year of service, paid in each of years three and four after leaving the Board.

➢	Three months of continuing supplemental health coverage per year of service.

➢	A fully vested five year option to purchase 1,500 shares per year of service exercisable at 100% of the market price on the day the director leaves the Board.

For example, Mr. Bach, who is not standing for re-election at the Annual Meeting and who served as an executive officer and director of the company (and its predecessor companies) for a combined period of 20 years, will receive: (i) $30,000 per year for the first two years after leaving the Board; (ii) $15,000 per year in each of the next two years; (iii) 60 months of supplemental health coverage; and (iv) an option to purchase 30,000 shares at the market price on the close of business on the day he retires from our Board. For directors leaving the Board after December 31, 2010, the Director Emeritus Policy has been modified so that past executive service will no longer be counted when calculating a Director Emeritus award.

TRANSACTIONS WITH RELATED PERSONS

The rules and regulations of the Securities and Exchange Commission require us to disclose in our proxy statement any and all material transactions with our company in which “related persons” have a direct or indirect material interest. “Related persons” include our directors, nominees for director, executive officers, and any immediate family members of such persons. Immediate family members are defined by the Securities and Exchange Commission to consist of a person’s spouse, parents, children, siblings, mothers or fathers-in-law, sons or daughters-in-law, or brothers or sisters-in-law. “Transactions” include any financial transaction, arrangement or relationship, including any indebtedness transaction.

We review all relationships and transactions in which our company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our policy and procedure regarding related person transactions is contained within our Code of

Conduct. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether our company or a related person has a direct or indirect material interest in the transaction. Our Code of Conduct provides that no related person transaction may be undertaken by an employee, officer or director without full disclosure of the terms of such transaction in writing to our General Counsel and the approval of our General Counsel of the transaction. Our legal staff is also responsible for presenting any significant related person transactions to our Audit and Ethics Committee for their review in accordance with their Charter.

Based on the information available to us and provided to us by our directors and executive officers, we do not believe that any transactions with a related person were entered into during fiscal year 2010. An Advisory Agreement with Mr. Louis J. Nicastro, dated May 5, 2008 was previously approved and was amended on September 16, 2010. Under that amended agreement, Mr. Nicastro provides business advisory services to us as requested from time to time by our Board, Lead Director, Chairman or the Chairmen of any of our committees of the Board. In exchange for such services, we pay Mr. Nicastro $450,000 per year in equal monthly installments. Pursuant to the 2010 amendment, instead of expiring on June 30, 2011, the agreement will automatically renew for one-year terms ending June 30, unless either party gives not less than 90 days notice not to renew prior to the expiration of the agreement. Mr. Neil Nicastro, a member of our Board, is the son of Mr. Louis J. Nicastro.

EXECUTIVE OFFICERS

The following individuals have been elected by our Board to serve in the capacities set forth below until the next Annual Meeting of our Board and until their respective successors are elected and qualify.

Name	Age	Position
Brian R. Gamache	51	Chairman and Chief Executive Officer
Orrin J. Edidin	49	President
Scott D. Schweinfurth	56	Executive Vice President, Chief Financial Officer and Treasurer
Larry J. Pacey	46	Executive Vice President, Global Products and Chief Innovation Officer
Kenneth Lochiatto	47	Executive Vice President and Chief Operating Officer
Kathleen J. McJohn	51	Vice President, General Counsel and Secretary
John P. McNicholas, Jr.	57	Vice President, Controller and Chief Accounting Officer

Brian R. Gamache—The principal occupation and employment experience of Mr. Gamache during the last five years is described under “Proposal 1—Election of Directors” above.

Orrin J. Edidin—Orrin J. Edidin began serving as our President in July 2008. Mr. Edidin joined WMS in 1997 and served as our Vice President, Secretary and General Counsel until September 2001, when he became our Executive Vice President, General Counsel, Secretary and Chief Operating Officer. In January 2003, he resigned as General Counsel and in February 2003, he resigned as Secretary, continuing to serve as our Executive Vice President and Chief Operating Officer until he was named President. Prior to joining WMS, Mr. Edidin was Associate General Counsel for Fruit of the Loom, Inc. and Farley Industries. From 1986 through 1992, he was Senior Attorney with the Chicago law firm of Katten Muchin Zavis Rosenman. Mr. Edidin is a Trustee of the International Association of Gaming Attorneys and is Vice President of the Association of Gaming Equipment Manufacturers.

Scott D. Schweinfurth—Scott D. Schweinfurth joined us in April 2000, assuming the offices of Executive Vice President, Chief Financial Officer and Treasurer. He is a registered certified public accountant and was, from 1996 until March 2000, Senior Vice President, Chief Financial Officer and Treasurer of the company now known as Bally Technologies, a diversified gaming company. Mr. Schweinfurth also acted as Managing Director of Bally’s Germany-based Bally Wulff subsidiary from November 1999 to March 2000. Bally acquired Bally

Gaming International in 1996, where Mr. Schweinfurth had served as Senior Vice President, Chief Financial Officer and Treasurer since 1995. Prior to that time, he was employed by Ernst & Young for 18 years, the last six as a partner. Mr. Schweinfurth serves on the Accountancy Advisory Group of Miami University and is a Trustee of the International Association of Gaming Advisors and a member of its Audit Committee.

Larry J. Pacey—Larry J. Pacey has served as our Executive Vice President, Global Products and Chief Innovation Officer since July 2008. Mr. Pacey joined our subsidiary, WMS Gaming Inc., in 2001 as Executive Director of Games. In 2002, he was promoted to Vice President of Game Development and then, in 2005, he was promoted to Senior Vice President of Product Development with additional responsibilities for engineering and game development. He has an extensive background in the interactive entertainment and video gaming industry, joining WMS after previously having been Executive Producer with n-Space, Segasoft (a division of Sega) and Atari.

Kenneth Lochiatto—Kenneth Lochiatto began serving as our Executive Vice President and Chief Operating Officer in July 2008. Mr. Lochiatto joined our subsidiary, WMS Gaming Inc., in April 2006 as Senior Vice President of Sales Operations. He joined WMS after 22 years with the General Electric Company, where he held a number of progressively more responsible positions in general management, sales, marketing and corporate audit. At General Electric, Mr. Lochiatto served as Americas Commercial Leader – Fluids and Coatings in the GE Silicones sector from 2001 through 2003 and then as Business Leader – Advanced Communication Systems within the GE Transportation segment until his departure in 2006.

Kathleen J. McJohn—Kathleen J. McJohn joined us in January 2003, assuming the offices of Vice President, General Counsel and Secretary in February 2003. Previously, Ms. McJohn served in the law department of Sears, Roebuck and Co. (NASDAQ: SHLD) for more than five years, most recently as Vice President, Law – Merchandising, in which she served as their primary counsel for all merchandise businesses and was responsible for all commercial, regulatory and general legal counseling for the merchandise businesses. Ms. McJohn also served as corporate attorney for Amoco Corporation from 1993 to 1996 and began her career as an associate at Latham & Watkins, a global law practice.

John P. McNicholas, Jr.—John P. McNicholas, Jr. joined us in September 2003, as Executive Director—Finance. He was promoted to Chief Accounting Officer in November 2005 and to Vice President, Controller and Chief Accounting Officer in August 2006. He is a registered certified public accountant and was, from 2001 to 2003, an independent accounting consultant. From 1999 to 2001 he was Vice President—Finance, Treasurer and Chief Financial Officer of ForeFront Education, Inc., a private company which acquired and operated for-profit colleges. Mr. McNicholas was Senior Vice President, Controller and Chief Accounting Officer of Information Resources, Inc. a NASDAQ market research and software company from 1995 to 1999. From 1985 to 1995, Mr. McNicholas held the position of Vice President, Controller and Chief Accounting Officer of ITEL Corporation, a New York Stock Exchange diversified holding company. Prior to that time, he was employed by Ernst & Young for nine years, the last four as an audit manager.

EXECUTIVE COMPENSATION

The rules of the Securities and Exchange Commission require us to disclose information regarding the compensation of our “named executive officers” who are our principal executive officer, principal financial officer and our three other most highly compensated executive officers serving at the end of our most recent fiscal year. For our fiscal year ended June 30, 2010, our named executive officers were Brian R. Gamache (our principal executive officer), Orrin J. Edidin, Scott D. Schweinfurth (our principal financial officer), Larry J. Pacey and Kenneth Lochiatto.

Compensation Discussion and Analysis

Executive Summary

The weak global economy and the fallout from the financial market crises remained a challenge for our industry in fiscal year 2010. Some gaming operators delayed or canceled construction projects, resulting in fewer new casino openings and expansions than the previous year, and many customers restricted their annual capital budgets for replacing gaming machines. The economic weakness also reduced disposable income for casino patrons and resulted in fewer casino visits.

Notwithstanding these challenges, for fiscal year 2010, we reported record revenues, net income and earnings per share, and at the end of our fiscal year our balance sheet reflected record cash and cash equivalents, record working capital, no debt, and for the first time, $1 billion in total assets. During fiscal year 2010, we were also able to increase our share of new gaming machines shipped to customers in the U.S. and Canada relative to our three principal competitors.

As described later in this Compensation Discussion and Analysis, our compensation program for our named executive officers is designed to align their compensation with our company’s budgeted performance. Consequently, even though we achieved record financial results in fiscal year 2010, we did not fully achieve our budgeted performance. As a result, our named executive officers received less in total compensation in fiscal year 2010 than they received in fiscal year 2009.

Our Compensation Committee regularly reviews our pay practices and has made the following changes to our pay practices in recent years:

➢	In June 2010, we revised our stock ownership guidelines to increase the value of shares required to be owned by our executive officers:

•	For our Chief Executive Officer, 500% of salary;

•	For our President, Chief Financial Officer, Chief Operating Officer and Chief Innovation Officer, 300% of salary; and

•	For our other executive officers, 100% of salary.

➢	Since July 2008, we have not entered into an employment agreement or material amendment to an employment agreement with an executive officer that provided for:

•	Gross ups for taxes; or

•	Single trigger change-in-control payments.

➢	In connection with stockholder approval of our Incentive Plan:

•	We committed to limiting our usage rate of equity grants for fiscal years 2010, 2011 and 2012 to 3.32% of the average of our outstanding shares; and

•	We amended our Incentive Plan to provide that each share granted as a “full value award” will reduce the shares available for grant under the Incentive Plan by 1.6 shares.

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Securities and Exchange Commission and New York Stock Exchange rules and regulations to be issued thereunder, we expect the following additional changes to occur in calendar year 2011:

➢

Say on Pay.    At our 2011 Annual Meeting, our stockholders will be provided the opportunity to cast (i) a non-binding advisory vote for or against approval of our named executive officers’ compensation (a so-called “say on pay” vote) and (ii) a non-binding vote on whether future stockholder say-on-pay votes will take place once a year, once every two years or once every three years.

➢

Compensation Clawbacks.    The New York Stock Exchange is expected to revise its listing standards to require listed issuers to adopt and disclose clawback policies. Under such policies, the clawback will be triggered if an issuer is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws. In that event, the policy will provide for the issuer to recover any excess compensation payments that would not have been made had the restated accounting numbers been used. Any payments made to current or former executive officers during the three-year period preceding the date on which the issuer is required to prepare the restatement will be subject to the policy. Our existing equity and performance based compensation plans and employment agreements will have to be reviewed for consistency with the clawback policies requirements of the New York Stock Exchange, when adopted. Currently our Incentive Plan provides that awards will be forfeited and gains may have to be repaid to us by a recipient if any of the following occur during the recipient’s employment by us or within one year after termination: (i) the recipient competes with us, induces a customer, supplier, licensee or licensor to curtail business with us or solicits any employee or service provider to terminate employment with or service to us; (ii) the recipient misuses our confidential information; or (iii) the recipient fails to reasonably assist us in a legal proceeding.

The purpose of this Compensation Discussion and Analysis is to explain how and why we made the decisions that resulted in the types and amount of compensation provided to our named executive officers. We will discuss, among other matters, the goals of our executive compensation program, how our executive compensation program was developed, the resources used by our Compensation Committee and the components of our executive compensation program.

Goals of our Executive Compensation Program.    The goals of our Compensation Committee in developing compensation packages for our named executive officers include the following:

➢

Attract and retain talented employees:    Our executive compensation program is designed to help us attract and retain talented individuals by providing compensation in amounts and structure competitive with compensation paid to individuals in similar positions at comparable businesses with similar performance.

➢	Foster teamwork: We conduct an internal compensation comparison to ensure compensation levels within our company are fair and reasonable for the roles and responsibilities of our executive team.

➢

Align the interests of our executive officers with our stockholders:    We use long-term incentives such as stock options, restricted stock and equity-based performance units to encourage our executive team to build long-term value for our stockholders.

➢

Reward corporate performance:    Our compensation packages for our named executive officers are designed to motivate them to devote their full energies to our success by rewarding them primarily for company-wide achievements against pre-determined goals.

➢	Reward individual performance: Compensation packages for our named executive officers, except for our Chief Executive Officer, also have components linked to individual performance goals.

➢

Provide a mix of long-term and short-term compensation to promote both long-term and short-term goals:    Our executive team is encouraged to focus on both long-term and short-term goals by receiving compensation in the form of both equity compensation as a long-term incentive and cash compensation as a short-term incentive.

➢

Provide a mix of fixed compensation and variable compensation:     We use fixed compensation to provide our executive officers with a competitive base salary, while encouraging peak performance with other compensation that is variable based on company-wide performance and individual performance.

Development of our Executive Compensation Program.    As described under “Committees of the Board—Compensation Committee” on page 13, the Compensation Committee is charged with developing compensation programs for our executive officers. The Compensation Committee presents its recommendations to our Board for approval. Although Mr. Gamache also serves as Chairman of our Board, he abstains from voting on compensation matters that come before our Board when such matters relate to non-employee directors or himself.

For compensation to be paid in fiscal years 2008 and 2009, our Compensation Committee retained Steven Hall & Partners to review our compensation practices and to assist the Committee in assessing whether our compensation program was meeting our goals, including analyzing whether the amounts and structure of our executives’ compensation were appropriate relative to the amounts and structure of compensation provided by comparable companies and relative to various management positions within our company. Steven Hall & Partners also advised the Compensation Committee concerning changes to compensation packages to reflect the promotions and increased responsibilities of certain of our executive officers effective in fiscal year 2009. Steven Hall & Partners provided the Committee with data concerning a comparator group consisting of (i) game manufacturing and casino supply companies: Aristocrat Leisure Limited, Bally Technologies Inc., Global Cash Access Holdings, Inc., International Game Technology, Scientific Games Corporation and Shuffle Master, Inc., (ii) video game companies: Atari, Inc., Marvel Entertainment, Inc. and THQ, Inc. and (iii) casino companies: Ameristar Casinos Inc., Isle of Capri Casinos, Inc. and Pinnacle Entertainment, Inc. Steven Hall & Partners provided our Compensation Committee with information concerning compensation of executive officers at these comparator companies including base salary, total cash compensation and total remuneration, ratios of compensation of key officers as a percentage of Chief Executive Officer compensation and total compensation of the top five officers in the aggregate. Our Compensation Committee reviewed the information provided but did not set any target parameters for our executive officers’ compensation relative to the comparator companies. After reviewing the Steven Hall & Partners report and meeting with Mr. Hall, our Compensation Committee recommended to our Board, and our Board adopted, our executive compensation packages for such fiscal years.

For compensation to be paid in fiscal year 2010, our Compensation Committee consulted with Steven Hall & Partners from time to time and, as described below, reviewed executive compensation tally sheets for Messrs. Gamache, Edidin and Schweinfurth prepared by Steven Hall & Partners, but did not authorize a new comprehensive review of our executive compensation program. Our fiscal year 2010 compensation program for our executive officers was substantially similar to our fiscal year 2009 program. In anticipation of our fiscal year 2011, Steven Hall & Partners was engaged by our Compensation Committee in April 2010 to perform an executive officer compensation review which included a reassessment of our comparator group. The new comparator group included five of the six game manufacturing and casino supply companies identified above (Aristocrat Leisure Limited, Bally Technologies Inc., Global Cash Access Holdings, Inc., International Game Technology and Scientific Games Corporation), a new software/video game company group consisting of Red Hat, Inc., Take-Two Interactive Software, Inc. and THQ, Inc., and two additions to the casino companies, Boyd Gaming Corp. and Las Vegas Sands Corp. Steven Hall & Partners also included published marketplace compensation survey information in its report to provide supplemental information where Steven Hall & Partners considered appropriate. The Steven Hall & Partners’ report provided to the Compensation Committee concluded that our compensation program for our named executive officers is well balanced and strongly performance oriented. After consideration of that report and other factors deemed appropriate, our compensation program for our named executive officers for fiscal year 2011 has been structured by the Compensation Committee to be basically the same as our program for fiscal year 2010.

Resources Utilized by the Compensation Committee.    Our Compensation Committee has regularly retained independent compensation consulting firms to research the marketplace, suggest new forms of compensation and evaluate the individual elements and total compensation packages for our named executive officers and directors. The independent consulting firm utilized by the Compensation Committee is selected by the Compensation Committee and performs no other services for us. For compensation payable in fiscal years 2008, 2009, 2010 and 2011, the Compensation Committee retained Steven Hall & Partners to provide compensation advice.

Components of our Executive Compensation Program.    Our compensation packages for our named executive officers consist of four components:

➢

Salary—we pay a salary to provide our named executive officers, like our other employees, with financial stability, and that salary acts as a base upon which performance-based compensation may be calculated;

➢	Cash Bonus—we provide an opportunity to earn an annual cash bonus in order to provide our named executive officers, like our other employees, with short-term performance incentives;

➢	Equity Compensation—we use equity compensation to provide our named executive officers with long-term performance incentives; and

➢

Change-in-Control, Termination, Retirement or Other Post-Employment Benefits—we provide deferred compensation plans for our named executive officers to allow them to plan for retirement and our named executive officers have employment agreements which contain change-in-control, termination, retirement and/or other severance provisions in order to:

•	Provide them with a transition package in the case of termination by us without cause or by them with good reason;

•	Address the needs of their families in the event of death or disability;

•	Compensate them for the continuing non-competition and non-solicitation provisions in their employment agreements;

•	Retain our executives and ensure their objectivity in the event of a potential change-in-control; and

•	For our Chief Executive Officer, provide him with a retirement package at the end of his service to us.

Allocation Among Selected Forms of Compensation.

Our Compensation Committee, with the assistance of its compensation consultants, has recommended, and our Board has approved the forms of compensation for our named executive officers and the amounts allocated to each form. The forms of compensation were chosen from among those generally used by other public companies that also fit, in the views of our Compensation Committee and our Board, the needs of our company. The amounts that could be earned in total and as allocated among the forms of compensation were considered by our Compensation Committee and our Board to be appropriate to incent our named executive officers to perform at a high level and to align their interests with the interests of our stockholders.

Each of our named executive officers has a high degree of influence on our performance and therefore, in comparison to other employees, has a lower percentage of compensation that is fixed and a greater percentage that is variable in amount based on the price of our stock and/or dependent on our company’s performance or individual performance.

The following table divides the total compensation of our named executive officers for fiscal year 2010 as set forth in the Summary Compensation Table appearing on page 39 between variable compensation consisting of “bonus,” “stock awards,” “option awards,” and “non-equity incentive plan compensation awards” versus fixed compensation consisting of “salary.”

		Variable Compensation		Fixed Compensation
Name	Total Compensation*	$ Amount	% of Total	$ Amount	% of Total
Brian R. Gamache	$4,174,514	$3,256,375	78	$918,139	22
Orrin J. Edidin	2,434,354	1,819,008	75	615,346	25
Scott D. Schweinfurth	1,979,451	1,441,962	73	537,489	27
Larry J. Pacey	1,827,655	1,313,040	72	514,615	28
Kenneth Lochiatto	1,389,710	996,441	72	393,269	28

*	Excludes “change in pension value” and “all other compensation.”

Fixed Compensation

Salary.    Our Compensation Committee assesses base salary merit increases from year-to-year on a discretionary basis with a view toward rewarding individual performance and making adjustments for marketplace conditions.

Generally, merit increases for all employees, including the named executive officers, are tied to our annual performance review cycle which our company undertakes each year at the end of our fiscal year. Individual performance is evaluated in a review process which compares individual performance against our core values, leadership criteria and unique, pre-approved fiscal year goals for each named executive officer. Based on each individual’s performance rating in the prior fiscal year, he is given a salary increase reflecting his individual contributions. Mr. Gamache’s performance is reviewed by the Compensation Committee and the Board; Messrs. Edidin’s and Schweinfurth’s performances are reviewed by Mr. Gamache; and Messrs. Pacey’s and Lochiatto’s performances are reviewed by Mr. Edidin. Mr. Gamache then makes recommendations to the Compensation Committee concerning the merit increases for all named executive officers, excluding himself.

No objective criteria or relative weighting is assigned to any individual factor. For fiscal year 2010 salary increases, Mr. Gamache provided the Compensation Committee with a numerical rating for each named executive officer based upon the subjective determination by such officer’s manager of such officer’s overall success in meeting his core value, leadership and personal goals during fiscal year 2009. The numerical rating was intended to inform our Compensation Committee of the relative success of each named executive officer compared to each other named executive officer in meeting his personal goals. Additionally, Mr. Gamache provided the Compensation Committee with a specific recommendation for base salary merit increases for Messrs. Edidin, Schweinfurth, Pacey and Lochiatto taking into account such performance ratings and factoring in market adjustments based on the comparative salary information provided by Steven Hall & Partners. For fiscal year 2010 salary increases, as part of this merit review process, the Compensation Committee accepted the base salary merit increase recommendations of Mr. Gamache. At the same time, the Committee determined the amount of the base salary increase in fiscal year 2010 for Mr. Gamache based upon its subjective judgment as to the success of Mr. Gamache in meeting or exceeding expectations for his personal goals. All determinations of the Compensation Committee were submitted to and approved by our Board.

The following table sets forth the annual salaries for each of our named executive officers at the end of fiscal year 2009 and the increased annual salaries set by our Board in fiscal year 2010 that became effective with the first payroll period in October 2009.

Name	June 30, 2009 Salary	Increased Salary	Total % Increase
Brian R. Gamache	$898,160	$925,500	3.0%
Orrin J. Edidin	600,000	621,000	3.5
Scott D. Schweinfurth	523,889	542,500	3.6
Larry J. Pacey	500,000	520,000	4.0
Kenneth Lochiatto	375,000	400,000	6.7

Variable Compensation

Cash Bonus.    Annual cash bonuses are intended to provide short-term incentives to our named executive officers to attain and potentially exceed certain pre-established performance goals. For fiscal year 2010, for our Chief Executive Officer, 100% of his cash bonus was based on Board-approved corporate financial performance goals. For our other named executive officers, their cash bonus was divided into two components (i) a portion based on Board-approved corporate financial performance goals (the “corporate component”) and (ii) a portion based up their performance against pre-established, individual goals (the “individual component”). When calculating such bonuses, if corporate performance and individual performance were both at the same level (whether threshold, target or maximum), the corporate component would be 75% of the total cash bonus awarded and the individual component would be 25%. Cash bonuses are paid from a bonus pool for distribution to all employees, including our named executive officers. The bonus pool accrues over the fiscal year based on our actual financial performance compared to our budget which has been previously approved by our Board. After the close of the fiscal year, the accrued bonus pool is allocated first to pay contractual, guaranteed by law and non-discretionary bonuses, including the cash bonuses due to each of our named executive officers pursuant to the Board-approved corporate financial performance tables and then to pay the discretionary component of the bonuses payable to certain of our named executive officers. The residual is then allocated to pay bonuses to all other eligible employees. In order for our named executive officers to achieve their maximum bonus potential, the named executive officers eligible to receive a portion of their bonus based on individual performance would have to perform in an outstanding manner as to each of their individual performance objectives and our company would have to significantly exceed its financial performance goals.

Our Compensation Committee received recommendations from its compensation consultant, and sought the views of our Chief Executive Officer and our Chief Financial Officer, regarding the structure and amounts of the performance-based components of the variable portion of our named executive officers compensation program, including the creation of numerical tables to be used for determining the portion of the annual cash bonus based on corporate financial performance that would be earned by our named executive officers for each level of performance at and above the minimum threshold goals through the maximum goals. Based upon that input and our business plans for the applicable fiscal years, which were prepared by our management in the ordinary course and approved by our Board, the Compensation Committee recommended, and the Board reviewed and approved our fiscal year 2010 cash bonus tables. New performance tables for our named executive officers’ bonus program are established by the Compensation Committee and approved by our Board for each fiscal year.

For fiscal 2010, we developed three separate numeric bonus tables for determining the amount of the portion of the annual cash bonuses that is based on corporate financial performance payable to our named executive officers; one table applicable to our Chief Executive Officer, one table applicable to our President, and the third table applicable to our other named executive officers. While the revenue and earnings per share goals for our named executive officers’ cash bonuses are the same, the tables and therefore the threshold, target and maximum bonus as a percentage of salary vary among the named executive officers based on each executive officer’s roles and responsibilities.

Each table has 11 levels of revenue on the horizontal axis beginning with the threshold goal amount with each succeeding level based on an increased revenue amount up to the maximum revenue amount. Each table has ten levels of earnings per share on the vertical axis beginning with the threshold goal amount with each succeeding level based on an increased amount of earnings per share up to the maximum amount. The payout percentage amounts included in the tables were subjectively determined by our Compensation Committee, after consultation with its compensation consultant and our management, and reflect a philosophy, reviewed and approved by the Board, that the incentive amounts payable should be more heavily weighted toward achievements exceeding our target goals than to achievements between our performance threshold goals and our target goals.

For example, the table applicable to our Chief Executive Officer’s cash bonus for fiscal 2010 provides that achieving but not exceeding the threshold revenue and earnings per share goals would have resulted in our Chief Executive Officer receiving a bonus of 73% of his base salary; achieving the target revenue and earnings per share goals would have resulted in our Chief Executive Officer receiving a cash bonus of 100% of salary; while achieving a comparable increase of revenue and an 18% increase in earnings per share above the target goals would have resulted in the maximum cash bonus of 280% of his salary thereby better rewarding performance for achievement over target goals. Having the percentage of salary paid as a cash bonus increasing only 27% for performance at the target goals compared to the threshold goals but then having the percentage of salary paid as a cash bonus increasing by 180% for achieving a comparable dollar increase in financial performance compared to the target goals demonstrates our philosophy of rewarding our named executive officers with a higher level cash bonus for superior financial performance as illustrated in the following chart:

	Fiscal Year 2010 Revenue Goal			Fiscal Year 2010 Earnings Per Share Goal			Fiscal Year 2010 Potential Payout to CEO (% of base salary)
Threshold	$664 million	} }	18% increase 18% increase	$1.40	} }	25% increase 18% increase	73%	} }	27% increase 180% increase
Target	$781 million			$1.75			100%
Maximum	$922 million			$2.07			280%

We believe constructing the cash bonus performance tables to provide higher rewards for exceeding targeted goals best aligns our named executive officers’ interests with the interests of our stockholders. The cash bonus tables for our other named executive officers, although having different maximum earnings potential than the table for our Chief Executive Officer, utilize a similar approach of rewarding exceptional performance more than targeted performance. At the conclusion of our fiscal year, no discretion is involved in calculating the actual level of the cash bonus amount paid out based on the financial performance tables. Our actual financial results as reported in our audited Consolidated Financial Statements included in our Annual Report on Form 10-K are used to determine the applicable percentage payout in accordance with the previously approved cash bonus tables.

The revenue and earnings per share goals for fiscal year 2010 reflected in our named executive officers’ performance bonus tables were established based on our fiscal year 2010 business plan prepared by our management in the ordinary course and reviewed and approved by our Board in June 2009. The bonus tables had a minimum performance threshold of 85% of our budgeted (target) revenues and 80% of our budgeted (target) earnings per share, which if not achieved would result in no bonus payment. For fiscal year 2010, our corporate performance exceeded the executives’ target goals for earnings per share but was short of their target goals for revenues. The fiscal year 2010 corporate financial performance goals and potential bonus payouts provided for in our bonus tables and actual corporate financial performance and bonus payouts are set forth in the following chart:

Potential
	Revenue Goal	Earnings Per Share Goal	Potential Payout to CEO (% of salary)	Potential Payout to President (% of 75% of salary)	Potential Payout to Other Named Executive Officers (% of 75% salary)
Threshold	$664 million	$1.40	73%	62%	55%
Target	$781 million	$1.75	100%	85%	75%
Maximum	$922 million	$2.07	280%	225%	225%

Actual
	Revenue	Earnings Per Share	Payout to CEO (% of salary)	Payout to President (% of 75% of salary)	Payout to Other Named Executive Officers (% of 75% salary)
	$765 million	$1.88	152%	129%	114%

Additionally, Messrs. Edidin, Schweinfurth, Pacey and Lochiatto received a portion of their cash bonus based on their individual performance as determined using the subjective performance rating from their manager. Our Board, based on the recommendation of our Compensation Committee, approved the table-based bonuses and, for other than our Chief Executive Officer, the bonuses based on the subjective performance rating from the manager of each of the other named executive officers. Following approval, these cash bonuses were paid to our named executive officers in August 2010.

The amount of the aggregate cash bonuses awarded to our named executive officers for fiscal year 2010, reflected as a dollar amount and a percentage of their base salaries, were as follows:

Name	Individual Performance Bonus	Corporate Performance Bonus	Total Bonus Amount	Percentage of Salary
Brian R. Gamache*	—	$1,406,179	$1,406,179	152%
Orrin J. Edidin	$130,743	601,500	732,243	118
Scott D. Schweinfurth	192,037	463,646	655,683	121
Larry J. Pacey	114,625	444,416	559,041	108
Kenneth Lochiatto	75,000	341,859	416,859	104

*	Mr. Gamache’s bonus is based entirely on corporate performance.

In September 2010, our Compensation Committee recommended and our Board approved corporate financial performance goals and bonus tables for fiscal year 2011 that will be used to calculate the bonuses awarded to our named executive officers. For our named executive officers other than Mr. Gamache, the cash bonuses will be split between a corporate component and an individual component, consistent with the compensation philosophy for fiscal year 2010 as described above. Neither bonus component is contingent on the achievement or payout of the other bonus component. Determination of the individual performance bonus for our named executive officers will be made by our Board, with the recommendation of our Compensation Committee and Chief Executive Officer concurrently with the determination of bonus amounts for our employees generally as part of our performance review process at fiscal year end. Determination of the amount of the corporate financial performance bonus for our named executive officers including Mr. Gamache will be made by our Board with the recommendation of our Compensation Committee based on our fiscal year 2011 actual financial results when released to our stockholders in August 2011.

For fiscal year 2011, Mr. Gamache may receive a cash bonus of up to 280% of his base salary, and Messrs. Edidin, Schweinfurth, Pacey and Lochiatto may receive total cash bonuses up to 225% of their base salaries in the aggregate if we achieve exceptional financial performance and for those named executive officers, other than our Chief Executive Officer, if the individual achieves a perfect performance rating. All cash bonus payouts based on corporate financial performance will be based on our actual revenue and earnings per share for the fiscal year ending June 30, 2011 compared to the pre-established budget goals set by our Board with the recommendation of our Compensation Committee as set forth in our bonus tables for fiscal year 2011.

Individual Performance

Our named executive officers set individual performance goals with their manager at the beginning of each fiscal year. Individual performance is then evaluated against such goals following the end of our fiscal year end. For the salary increases awarded in fiscal year 2010, our named executive officers’ performance against their goals for the performance period ended June 30, 2009 were evaluated. Our named executive officers’ performance was evaluated in terms of core competencies, leadership and the following individual goals:

Mr. Gamache:    successful execution of a management succession plan; maintain predictability in our financial performance; continue improvements in the management of our balance sheet, including working capital and stockholders equity; continue to improve and enhance employee and customer satisfaction; and maintain strong commitment to further enhance our innovation and our operational efficiencies.

Mr. Edidin:    further our progress in building and expanding international sales; further strengthen relationships with our regulators; further strengthen our licensed brand portfolio; execution of our product plan; and further integrate our culture of innovation throughout our global organization.

Mr. Schweinfurth:    improve performance and efficiency of working capital; continue to enhance our employee satisfaction; and continued focus on our financial controls and business processes, particularly as we launch new business initiatives.

Mr. Pacey:    direct and manage our research and development efforts; further strengthen the collaborative culture throughout our growing global product development department; monitor and analyze market and competitive trends; manage succession planning for direct reports; and manage the research and development budget.

Mr. Lochiatto:    achieve revenue and margin goals; accomplish working capital improvements; evolve our commercial and operations culture; successfully launch our new Bluebird2® cabinet; and implement customer relationship management tools across our global operations.

For the individual performance-based component of the cash bonuses awarded in fiscal year 2010, the performance of our named executive officers, excluding our Chief Executive Officer whose bonus was 100% based on corporate financial performance, were evaluated against their goals for the performance period ended June 30, 2010. Our named executive officers’ performance was evaluated in terms of core competencies, leadership and the following individual goals:

Mr. Edidin:    further extend our progress in building industry interoperability; manage succession planning for direct reports; continue to expand and extend our channels of distribution; achieve budgeted earnings per share and key performance indicators; and further our progress toward commercialization of our initial network gaming applications.

Mr. Schweinfurth:    enter into a new credit agreement; effect early conversion of our convertible subordinated notes; provide training leadership for administrative departments; expand and enhance our facilities and workplace environment; and oversee finance department business process improvement projects.

Mr. Pacey:    oversee enhanced research and development efforts; further our collaborative culture in our growing global product development department; monitor and analyze market and competitive trends; update succession planning for direct reports; expand our video poker product line; and achieve budgeted earnings per share and key performance indicators.

Mr. Lochiatto:    achieve revenue and margin goals; provide the scope and assessment for new enterprise software implementation; achieve additional supply chain and business process improvements; further the development and leadership training of personnel; and oversee targeted strategy deployment and lean sigma initiatives.

The key goals which are used company-wide for evaluations of our team leaders include accountability, innovation and creativity, integrity and trust, quality, teamwork and communication, leadership, planning and organizing, and problem solving.

Equity Compensation.    We have implemented a long-term incentive program consisting of equity compensation covering rolling three-year periods to coincide with our three-year business plans. Long-term incentives for our named executive officers are granted under our Incentive Plan. We use various types of long-term incentives to align the interests of our executives with our stockholders’ interests, reward future performance and encourage retention. We have granted the following types of awards as long-term incentives:

➢

Stock options, which typically vest over three or four years, increase in value only if the market price of our common stock increases in value after the grant date and may terminate within 90 days if an executive leaves our employ.

➢

Restricted stock and restricted stock unit grants, which typically vest over three or four years, provide greater value if the market price of our common stock increases in value and may be forfeited if an executive leaves our employ before vesting.

➢

Equity-based performance units, which are only payable following the performance measurement date set at the time of grant to be typically three years in the future, provide a payout which varies based on our company’s actual performance against certain pre-established financial goals, increase in value as the market price of our stock increases in value and may be forfeited if an executive leaves our employ before the performance measurement date. Equity-based performance units are payable in stock in an amount equal to a percentage of the number of units granted. Our Compensation Committee receives recommendations from its compensation consultant, and our Chief Executive Officer and our Chief Financial Officer, to establish the financial goals and related payout percentages. Based upon that input and our business plans for the applicable fiscal years, which were prepared by our management in the ordinary course and approved by our Board, the Compensation Committee recommended, and the Board reviewed and approved an equity-based performance unit table for each grant. A unique performance table is established by the Compensation Committee and approved by our Board for the grants made each fiscal year. For fiscal years 2008, 2009 and 2010, the payout percentages ranged from: (i) nothing to the extent certain minimum threshold goals are not met, (ii) a percentage from 60% to 99% for the achievement and surpassing of the threshold goals up to but not including achievement of the target goals, (iii) 100% of the granted amount if the target goals are met, to (iv) a percentage more than 100% and up to 200% of the granted amount to the extent the target goals are exceeded.

For fiscal year 2010, our Board acting upon the recommendation of the Compensation Committee, continued with the equity compensation structure in place since fiscal year 2006 and divided the value of the equity compensation being awarded among three forms: (i) one-third in stock options vesting one-third each year over three years, (ii) one-third in equity-based performance units with a performance measurement date of

June 30, 2012 and performance goals based on earnings per share and revenues for the aggregate of the three years ended June 30, 2012 and (iii) one-third in restricted stock units vesting 25% each year over four years. The value granted to each of our named executive officers was equal to a percentage of their salary, which percentage was dependent on the individual’s position and level of responsibility. The amounts of compensation provided under our long-term incentive plan are determined by our Board, pursuant to recommendations of our Compensation Committee and compensation consultants, taking into account the individual’s position and level of responsibility. The grant date value of Mr. Gamache’s equity compensation grant is targeted at 200% of his salary, Mr. Edidin’s at 175% of his salary and Messrs. Schweinfurth’s, Pacey’s and Lochiatto’s at 145% of their salaries. We used the Black-Scholes option pricing model based on the closing trading price of our common stock on the grant date to calculate the number of options and the closing trading price of our common stock on the grant date to calculate the number of restricted stock units and the number of equity-based performance units equal to the approved grant value. The ultimate value of the stock options and restricted stock unit elements of our long term incentive plan grants will be dependent upon the future market price of our common stock. The range of shares to be expressed as a percentage of the number of equity-based performance units granted was set forth in an equity-based performance unit table adopted by the Compensation Committee and approved by our Board in September 2009. The revenue and earnings per share performance goals were established based upon our business plan for the three fiscal years ended June 30, 2012 prepared by our management in the ordinary course and reviewed and approved by our Board in June 2009. No shares will be issued unless specified minimum levels of both revenue and earnings per share are achieved, and the maximum payout is 200% of the number of units granted. The actual number of shares issued will be mathematically determined using the performance unit table based on our actual revenues and earnings per share for the three years ended June 30, 2012. No discretion is involved in calculating the actual number of shares to be issued for the equity-based performance units.

In August 2010, the shares related to the equity-based performance units with a three-year measurement period ending June 30, 2010 were issued in accordance with the performance table approved by our Board on the grant date in September 2007. While our revenue performance was slightly less than the target goal of $2.125 billion, our earnings per share performance exceeded the target goal of $3.73. The threshold goals of revenue of $1.7 billion and earnings per share of $2.98 for such period were exceeded by our actual revenues of $2.121 billion and earnings per share of $4.62. In accordance with the grant agreements, we issued shares of common stock equal to 145% of the number of units granted.

In fiscal year 2010, we recorded a $4.0 million provision for equity-based performance units outstanding with three-year performance measurement periods ending June 30, 2010, 2011 and 2012 based on our current assessment of the probability of achieving the performance goals. The revenue and earnings per share performance goals for the three-year periods ended June 30, 2010, 2011 and 2012, were established based upon business plans for the respective three fiscal years then ended, prepared by our management and reviewed and approved by our Board.

For the equity-based performance units with three-year performance measurement periods ending June 30, 2011 and 2012, shares of common stock equal to 60% times the number of units granted will be issued if the threshold goals are met for each period. Greater performance will result in a greater number of shares being issued. Based on historical performance and our current forecast, we believe that for the equity-based performance units with the measurement period ending June 30, 2011, the target goals are likely to be met and exceeded to result in 120% times the number of units granted being issued in shares, but that the maximum goals will only be achieved by extraordinary performance over the remaining performance period. For the equity-based performance units with the measurement period ending June 30, 2012, based on historical performance and our current forecast, we believe the threshold goals are likely to be met and exceeded and we will be near target goals to cause 96% times the number of units granted being issued in shares, but that the maximum potential value available under these plans for participants will only be achieved by extraordinary performance over the remaining performance period.

In September 2010, with the recommendation of our Compensation Committee, our Board granted fiscal year 2011 long-term incentive plan awards consisting of stock options, restricted stock units and equity-based performance units to our key management, including the named executive officers, equal in value to a percentage of each individual’s respective salary, which percentage is dependent on the individual’s position and level of responsibility. This grant was consistent with the fiscal year 2006 through 2010 approach. For the equity-based performance units issued in September 2010, the three-year performance measurement period will end June 30, 2013, and a number of shares of common stock equal to 60% times the number of the units granted will be issued if the threshold goals are met, a number of shares of common stock equal to 100% times the number of the units granted will be issued if target goals are met and a number of shares of common stock up to a maximum of up to 200% times the number of units granted will be issued at the highest level of financial performance.

Policy Regarding Grant of Stock Options

Our Board, acting on the recommendation of our Compensation Committee, has adopted the following policy governing the grant of stock options to help the Board and the Compensation Committee in the exercise of their responsibilities and to promote the efficient and accurate grant of stock options under our equity compensation plan.

➢

All grants of stock options are made only at a meeting, which may be held in person or by telephone, and not by unanimous written consent. Our counsel will attend all meetings where stock options are granted and will promptly prepare minutes of the meeting.

➢

Except for grants of stock options which may be made in connection with hiring or promoting an employee or when deemed necessary by our Compensation Committee for retention purposes, grants to employees (other than the Chief Executive Officer, President, Chief Operating Officer or Chief Financial Officer as provided below) will not be made more frequently than quarterly and will be made within a short period of time after the release of quarterly financial results.

➢

Except for grants of stock options which may be made when deemed necessary by our Compensation Committee for retention purposes or to a newly hired or newly promoted Chief Executive Officer, President, Chief Operating Officer or Chief Financial Officer, or to a new director, grants to such executive officers and directors will be made annually within a short period of time after the release of annual financial results.

➢

No grants of stock options will be made when our Compensation Committee or Board is advised by our General Counsel that our executives are in possession of material favorable non-public information concerning our company.

➢

Stock option agreements evidencing grants will be sent to recipients within two weeks of the date of grant for prompt return. Any stock option grant not accepted within the deadline set for such grant will be cancelled.

Policy Regarding Adjustment of Awards or Payments

We have not made any adjustments to any performance criteria for cash bonuses or equity-based performance units. We have not repriced any stock options.

All of our equity awards are subject to adjustment to reflect the impact of certain corporate events, such as the three-for-two stock-split effected in June 2007. Our equity-based performance units also provide for adjustment for any changes to our accounting policies that would otherwise impact the measurement of the predetermined financial performance criteria.

Stock Ownership Guidelines

In order to keep our most senior executive officers’ interests aligned with our stockholders, our Board adopted and last updated in June 2010, stock ownership guidelines for our executive officers and senior management of the company. These guidelines provide:

➢	Our Chairman and Chief Executive Officer is expected to own stock equal in value to five times his base annual salary.

➢	Our President and each of our Executive Vice Presidents are each expected to own stock equal in value to three times his respective base salary.

➢	Each other executive officer is expected to own shares of Common Stock equal in value to his or her respective salary.

Under the guidelines, deferred stock units, restricted stock, restricted stock units and performance-based restricted stock units count toward meeting the requirements, but unexercised stock options and equity-based performance units do not. Based on the closing trading price of our common stock on October 14, 2010, the executive officers listed below currently comply with these guidelines:

	Shares Owned			Required Ownership
Name	Number of Shares	Value of Shares*	% of Salary	Value	% of Salary
Brian R. Gamache	163,264	$6,771,186	710%	$4,766,325	500%
Orrin J. Edidin	64,435	2,670,339	415	1,928,205	300
Scott D. Schweinfurth	52,762	2,181,197	387	1,692,600	300
Kathleen McJohn	17,287	713,397	182	392,700	100
John P. McNicholas, Jr.	8,808	363,212	131	278,250	100

*	The higher of closing trading price of $41.06 on October 14, 2010 or their cost basis.

As amended in June 2010, the guidelines allow our officers five years, until June 2015, to become compliant. Based on the closing trading price of our common stock on October 14, 2010, the executive officers listed below have not yet met the June 2015 goal:

	Shares Owned			Required Ownership
Name	Number of Shares	Value of Shares*	% of Salary	Value	% of Salary
Larry J. Pacey	33,803	$1,387,951	254%	$1,638,000	300%
Kenneth Lochiatto	24,972	1,025,355	233	1,320,000	300

*	The higher of closing trading price of $41.06 on October 14, 2010 or their cost basis.

Restrictions on Options Trading, Hedging Transactions and Short Sales

In accordance with a policy set by our Board, no executive officer may trade in our common stock without first obtaining approval of our General Counsel. Additionally, employees and directors are not permitted to engage in any of the following activities with respect to our securities:

➢	Purchases on margin;

➢	Short sales;

➢	Buying or selling put options or call options; or

➢	Other “hedging” transactions (e.g., over-the-counter equity options, pre-paid forward sales, equity collars, or exchange funds).

Change-in-Control, Termination, Retirement or Other Post-Employment Benefits

We offer our named executive officers post-employment benefits in order to provide these individuals with security and reasonable compensation upon a termination of employment, and to ensure the continued commitment of employees in the event of a potential or actual change-in-control. In connection with its evaluation of executive compensation, Steven Hall & Partners delivered to our Compensation Committee and our Board an analysis of the change-in-control, termination, retirement and other post-employment benefit arrangements provided by the comparator companies listed above under “Development of our Executive Compensation Program.”

We have entered into the following types of post-termination arrangements with our named executive officers:

Deferred Compensation Plans.    As part of our compensation package, we allow our named executive officers to participate in a qualified 401(k) deferred compensation plan that is available to all of our employees generally and a supplemental non-qualified deferred compensation plan that is available to our highly compensated employees, both of which may provide for post-employment benefits. See “All Other Compensation” under “Executive Compensation” below.

Prior to Mr. Pacey’s promotion in July 2008, upon the recommendation of the Compensation Committee, the Board approved a special compensation arrangement designed to retain Mr. Pacey as an employee for at least ten years. Mr. Pacey and our company have entered into a ten-year Deferred Compensation Agreement, dated January 27, 2007, which is subject to the terms of our Non-Qualified Deferred Compensation Plan. Under this Agreement, we make additional employer contributions for the benefit of Mr. Pacey, in the amount of $100,000 per year, which contributions are deposited into a separate employer contribution account. Mr. Pacey will not vest in these contributions unless he remains continuously in our employ until at least until February 1, 2017; provided however, if Mr. Pacey’s employment is terminated prior to the vesting date as a result of death, disability or termination by our company, other than for cause, he will become 100% vested in the amounts then in the separate employer contribution account and our obligation to make contributions shall cease on the date of any such termination. See “Non-Qualified Deferred Compensation Table” under “Executive Compensation” below.

Potential Payments upon Termination of our Named Executive Officers.    Effective July 1, 2008, in connection with our Chief Executive Officer becoming Chairman of the Board, the independent members of our Board, upon the recommendation of our Compensation Committee, approved an amendment to Mr. Gamache’s employment agreement in order to, among other things, eliminate certain limitations relating to termination benefits payable to Mr. Gamache upon termination of his employment under certain circumstances. Previously, Mr. Gamache’s termination benefits, although based on years of service, would not increase after he achieved ten years of service. Under his employment agreement prior to amendment, Mr. Gamache would have received annual payments equal to 50% of his annual base salary, but not more than $500,000 per year for a period of time equal to the number of years he was employed by us up to ten years (or a total of $5,000,000). As Mr. Gamache was approaching ten years of service with our company since his return from one of our spun-off subsidiaries in 2000 and in light of his promotion to Chairman and Chief Executive Officer, the Board, with the approval of our Compensation Committee and input from Steven Hall & Partners, determined that the ten-year, $500,000 per year, and $5,000,000 total benefit limitations were no longer appropriate and these limitations were eliminated. In exchange for this increased potential benefit, Mr. Gamache has agreed not to compete with us for a period of four years following termination of his employment. Additionally, he has agreed not to solicit our employees for employment elsewhere for a period of the greater of four years following termination of his employment or during the period he is receiving termination benefits from us. See “Employment Agreements” and “Pension Benefits” below.

For Messrs. Gamache, Edidin, Schweinfurth, Pacey and Lochiatto under certain circumstances such as disability, death, termination without cause and/or termination with good reason, we also provide separation payments and accelerated vesting of equity compensation awards. In exchange, such executive officers have agreed not to compete with us. “See Employment Agreements” below.

Potential Change-in-Control Payments.    Additionally, our Board, upon the recommendation of our Compensation Committee, has approved employment agreements which provide that a change-in-control may trigger certain benefits to certain of our named executive officers. It is our belief that providing benefits to our named executive officers in the face of a change-in-control will help us retain these executives and ensure their objectivity in connection with any potential transaction. Certain of our equity compensation plans and related grant agreements provide for accelerated vesting of equity compensation awards in the event of a change-in-control. Furthermore, pursuant to our employment agreements with Messrs. Gamache, Edidin, Schweinfurth, Pacey and Lochiatto as a result of a change-in-control, we may accelerate their equity compensation awards and make certain payments to them. Additionally, for Messrs. Gamache, Edidin and Schweinfurth, we may make certain income tax gross up payments as a result of a change-in-control and termination of their employment. These payments and benefits are described in more detail under “Potential Payments Upon Termination or Change-in-Control” beginning on page 50.

Tally Sheets

Steven Hall & Partners prepared executive compensation tally sheets for each of Messrs. Gamache, Edidin and Schweinfurth in connection with our Compensation Committee’s review of their fiscal year 2010 compensation. These tally sheets set forth total remuneration granted and realized, special benefits, severance costs and values of stock holdings, and also provide a comparative tally sheet analysis for the Chief Executive Officers, Chief Operating Officers and Chief Financial Officers of Bally Technologies, Inc. and International Game Technology. The Committee considered the tally sheet information as part of the data available to it in determining its compensation recommendations.

Other Considerations

When determining the types and amount of compensation awarded to our named executive officers, our Compensation Committee and our Board consider not only the needs of the employees and our goals as a company, but also the accounting and tax ramifications of such compensation on our company.

Accounting Ramifications.    The impact of accounting for equity-based compensation is considered by the Compensation Committee when evaluating our compensation plans. Beginning on July 1, 2005, we began accounting for equity-based payments, including awards granted under our Incentive Plan, in accordance with FASB ASC Topic 718 “Share Based Compensation”.

Tax Ramifications.    Section 162(m) of the Internal Revenue Code generally provides that publicly-held corporations will only be able to deduct, for income tax purposes, compensation paid to the Chief Executive Officer or other named executive officers (excluding our chief financial officer) in excess of $1,000,000 per year if it is paid under qualifying performance-based compensation plans approved by stockholders. Compensation as defined by Section 162(m) includes, among other things, base salary, incentive compensation not provided under our Incentive Plan, time-vested restricted stock or restricted stock units and gains on stock option transactions when the exercise price on the grant date is below the fair market value of the underlying stock on that date. To the extent that compensation of any of our named executive officers, such as salary, time-vested restricted stock and individual performance-based bonuses, does not meet the Section 162(m) qualifications for deductibility and exceeds $1,000,000 in the aggregate in a particular year, we will not be able to deduct such excess for income purposes.

Under our Incentive Plan, which has been approved by our stockholders, equity-based performance units and performance-based incentive compensation including cash bonuses based on achievement of corporate financial performance that have been granted or paid to our named executive officers under the plan should qualify under Section 162(m) and be fully deductible by us. All stock options granted to date have an exercise price at least equal to 100% of the fair market value of the underlying stock on the date of grant, and all equity-based incentive awards, except time-vested restricted stock and restricted stock units, have been conditioned on achievement of performance goals intended to qualify as performance-based compensation. We believe the portion of our annual cash bonuses that are payable based on corporate financial performance for Messrs. Gamache, Edidin, Schweinfurth, Pacey and Lochiatto should qualify as performance-based compensation as granted under our Incentive Plan.

The Compensation Committee considers, on a case-by-case basis, how Section 162(m) will affect our compensation plans and contractual and discretionary cash compensation. The Compensation Committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appear herein. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for fiscal year 2010.

This report is respectfully submitted by the Compensation Committee of the Board:

Patricia M. Nazemetz (Chair)

Robert J. Bahash

Edward W. Rabin, Jr.

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below and accompanying narrative disclosures provide compensation information for our named executive officers for fiscal years 2010, 2009 and 2008:

Name and Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation Awards ($) (4)	Change in Pension Value ($)(5)	All Other Compensation ($) (6)	Total ($)
Brian R. Gamache	2010	$918,139	—	$1,233,464	$616,732	$1,406,179	$401,448	$181,368	$4,757,330
Chairman and Chief	2009	888,859	—	2,197,552	598,764	1,822,372	2,365,770	140,032	8,013,349
Executive Officer	2008	835,257	—	1,078,660	539,325	1,614,027	161,715	107,775	4,336,759

Orrin J. Edidin	2010	615,346	$130,743	724,510	362,255	601,500	—	110,264	2,544,618
President	2009	598,839	—	1,140,248	874,001	995,304	—	92,994	3,701,386
	2008	530,637	—	495,888	247,952	770,859	—	76,008	2,121,344

Scott D. Schweinfurth	2010	537,489	192,037	524,186	262,093	463,646	—	92,105	2,071,556
Executive Vice President	2009	518,464	—	506,404	515,207	707,094	—	67,817	2,314,986
and Chief Financial Officer	2008	486,740	—	455,318	227,648	706,426	—	67,474	1,943,606

Larry J. Pacey*	2010	514,615	114,625	502,666	251,333	444,416	—	168,377	1,996,032
Executive Vice President, Global Products and Chief Innovation Officer	2009	498,739	—	630,086	503,669	674,851	—	178,038	2,485,383

Kenneth Lochiatto*	2010	393,269	75,000	386,388	193,194	341,859	—	83,442	1,473,152
Executive Vice President and Chief Operating Officer	2009	373,616	—	582,597	443,252	506,138	—	65,257	1,970,860

*	Messrs. Pacey and Lochiatto became executive officers effective July 1, 2008 and therefore only information for fiscal years 2009 and 2010 appears above.
(1)	Bonus: For fiscal 2010, a portion of our named executive officers’ cash bonus, other than Mr. Gamache’s, was awarded on a discretionary basis based on achievement of individual performance goals as described above in the Compensation Discussion and Analysis. The amount of such bonus is included in the Summary Compensation Table above under “Bonus” and is not included in the Plan-Based Awards Table. The balance of each named executive officers’ cash bonus was awarded under our Incentive Plan and is included above under “Non-Equity Incentive Plan Compensation Awards.
(2)

Stock Awards:    This column reflects the aggregate grant date fair value of the restricted stock units and performance contingent restricted stock units granted under our long-term incentive plan in fiscal years 2010, 2009 and 2008, computed in accordance with FASB ASC Topic 718 “Share Based Compensation”, disregarding for this purpose the estimated forfeitures relating to service-based vesting conditions. Values for the performance contingent restricted stock units are computed at the closing trading price of our common stock on the grant date assuming achievement of target value (100% payout) based upon our assessment of the probable outcome of the performance conditions as of the grant date of such awards. Although the probable outcome of performance conditions will vary over time, the Securities and Exchange Commission rules require that we report in this column the value based on the probable outcome as of the time of the grant. The value of the performance contingent restricted stock units granted in fiscal years 2010, 2009 and 2008 at the grant date of such awards assuming the highest level of performance conditions will be achieved during the three-year performance cycle are as follows: Mr. Gamache $1,233,464, $1,197,539 and $1,078,659, respectively, Mr. Edidin $724,510, $699,998 and $495,888, respectively, and Mr. Schweinfurth $524,186, $506,405 and $455,317, respectively, and for fiscal years 2010 and 2009 for Mr. Pacey $502,666 and $483,336, respectively, and Mr. Lochiatto $386,388 and $362,473, respectively. The grant date fair value of restricted stock awards that are not performance contingent is based solely on the closing trading price of our common stock on the date of grant times the number of shares granted. The restricted stock and equity-based performance units reflected above for fiscal year 2010 are described in greater detail under “Grants of Plan-Based Awards” below. The amounts reported for fiscal year 2008 and 2009 do not match the amounts disclosed in last year’s proxy statement due to new reporting requirements adopted by the Securities and Exchange Commission that became applicable to our company in fiscal year 2010.

(3)	Option Awards: This column reflects the aggregate grant date fair value of stock option awards granted in fiscal years 2010, 2009 and 2008, calculated using the closing trading price of our common stock on the grant date and the Black-Scholes option pricing method, as further described in Note 2—“Principal Accounting Policies”—to our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year 2010. These stock option awards for fiscal year 2010 are described in greater detail under “Grants of Plan-Based Awards” below.
(4)	Non-Equity Incentive Plan Compensation Awards: This column reflects cash bonuses awarded under our Incentive Plan to Messrs. Gamache, Edidin, Schweinfurth, Pacey and Lochiatto in accordance with previously approved bonus tables and calculated based on our financial performance. For fiscal year 2010, for all but Mr. Gamache, each named executive officer also had a portion of his cash bonus determined based on the achievement of personal performance goals as described above in Note (1). For greater detail for fiscal year 2010 awards see “Additional Information Concerning Summary Compensation and Grants of Plan-Based Awards Tables—Bonuses” below.
(5)	Change in Pension Value: This column represents the change from June 30, 2009 to June 30, 2010; June 30, 2008 to June 30, 2009, and June 30, 2007 to June 30, 2008 in the present value of the benefits to which Mr. Gamache will become entitled upon termination of his employment in accordance with his employment agreement. For fiscal year 2009, amendments to Mr. Gamache’s employment agreement effective July 1, 2008 eliminated certain limitations on the amount of this benefit which significantly increased the present value of this potential termination benefit resulting in a change in pension amount greater than other years. See “Pension Benefits” below.
(6)	All Other Compensation: See “Additional Information Concerning Summary Compensation and Grants of Plan-Based Awards Tables—All Other Compensation” below.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth each grant made to the named executive officers in fiscal year 2010 under our Incentive Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares or Units of Stock (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian R. Gamache	9/17/2009	675,615	925,500	2,591,400
					8,357	13,928	27,856				616,732
								13,928	32,945	44.28	1,233,464

Orrin J. Edidin	9/17/2009	288,998	395,888	1,047,938
					4,909	8,181	16,362				362,255
								8,181	19,351	44.28	724,510

Scott D. Schweinfurth	9/17/2009	222,764	305,156	915,469
					3,551	5,919	11,838				262,093
								5,919	14,000	44.28	524,186

Larry J. Pacey	9/17/2009	213,525	292,500	877,500
					3,406	5,676	11,352				251,333
								5,676	13,426	44.28	502,666

Kenneth Lochiatto	9/17/2009	164,250	225,000	675,000
					2,618	4,363	8,726				193,194
								4,363	10,321	44.28	386,388

(1)	Consists of cash bonuses that were awarded under our Incentive Plan to Messrs. Gamache, Edidin, Schweinfurth, Pacey and Lochiatto that were determined in accordance with bonus tables approved by our Board upon the recommendation of the Compensation Committee based on our corporate financial performance for fiscal year 2010. The actual payout of this award is included under “Non-Equity Incentive Plan Awards” in the Summary Compensation Table above. Messers. Edidin, Schweinfurth, Pacey and Lochiatto also received a portion of their total cash bonus based on their individual performance in achieving or exceeding personal goals which amount is not included in the table above, but is listed in the Summary Compensation Table under “Bonus”. For more detail, see “Additional Information Concerning Summary Compensation and Grants of Plan-Based Awards Tables—Bonuses” below.
(2)	Consists of equity-based performance units, which grants are discussed in more detail under “Additional Information Concerning Summary Compensation and Grants of Plan-Based Awards Tables—Equity-Based Performance Units” below.
(3)	Consists of restricted stock units, which grants are discussed in more detail under “Additional Information Concerning Summary Compensation and Grants of Plan-Based Awards Tables—Stock Awards” below.
(4)	The exercise price is the closing trading price of our common stock on the date of grant.
(5)	The grant date fair value for the performance contingent restricted stock unit awards and restricted stock unit awards is calculated using the closing trading price of our common stock on the date of the grant and for the performance contingent restricted stock units uses the target number of shares issuable. See Notes 2 and 3 to the Summary Compensation Table, above.

ADDITIONAL INFORMATION CONCERNING

SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

The following additional information concerning our named executive officers’ compensation, including plan-based awards, is furnished to supplement the information provided in the Summary Compensation and Grants of Plan-Based Awards Tables.

Employment Agreements

We employ Brian R. Gamache under the terms of an agreement dated December 27, 2004, as amended from time to time. The agreement is subject to automatic rolling extensions so that the term of Mr. Gamache’s employment will at no time be less than two years. On September 16, 2010, our Board, upon the recommendation of the Compensation Committee, increased Mr. Gamache’s annual base salary to $953,265 effective with the first pay period in October 2010. For fiscal year 2010, Mr. Gamache had the opportunity to earn a cash bonus of up to 280% of his base salary pursuant to an annual financial performance-based program. Mr. Gamache may participate in all benefit plans and perquisites generally available to our executive officers, including our long-term performance-based incentive program.

We employ Orrin J. Edidin under the terms of an agreement dated as of February 14, 2005, as amended from time to time. The agreement is subject to automatic rolling extensions so that the term of Mr. Edidin’s employment will at no time be less than two years. On September 16, 2010, our Board, upon the recommendation of the Compensation Committee, increased Mr. Edidin’s annual base salary to $642,735 effective with the first pay period in October 2010. For fiscal year 2010, Mr. Edidin had the opportunity to earn a cash bonus of up to 225% of his base salary pursuant to an annual bonus program consisting of a corporate component and an individual component as described in the Compensation Discussion and Analysis above. Mr. Edidin may participate in all benefit plans and perquisites generally available to our executive officers, including long-term performance-based incentive programs, and he will be provided with life insurance coverage in the amount of $1,400,000 during the term of the agreement. In the event such coverage is not available for an annual premium of no more than $3,000, we will provide Mr. Edidin with whatever lesser amount of life insurance is available for such annual premium or permit Mr. Edidin to pay the portion of the annual premium in excess of $3,000.

We employ Scott D. Schweinfurth under the terms of an agreement dated as of February 14, 2005, as amended from time to time. The agreement is subject to automatic rolling extensions so that the term of Mr. Schweinfurth’s employment will at no time be less than two years. On September 16, 2010, our Board, upon the recommendation of the Compensation Committee, increased Mr. Schweinfurth’s annual base salary to $564,200 effective with the first pay period in October 2010. For fiscal year 2010, Mr. Schweinfurth had the opportunity to earn a cash bonus of up to 225% of his base salary pursuant to an annual bonus program consisting of a corporate component and an individual component as described in the Compensation Discussion and Analysis above. Mr. Schweinfurth may participate in all benefit plans and perquisites generally available to our executive officers, including long-term performance-based incentive programs, and he will be provided with life insurance coverage in the amount of $1,400,000 during the term of the agreement. In the event such coverage is not available for an annual premium of no more than $3,000, we will provide Mr. Schweinfurth with whatever lesser amount of life insurance is available for such annual premium or permit Mr. Schweinfurth to pay the portion of the annual premium in excess of $3,000.

We employ Larry J. Pacey under the terms of an agreement, dated September 7, 2005, as amended from time to time. The agreement is subject to automatic rolling extensions so that the term of Mr. Pacey’s employment will at no time be less than two years. On September 16, 2010, our Board, upon the recommendation of the Compensation Committee, increased Mr. Pacey’s annual base salary to $546,000 effective with the first pay period in October 2010. For fiscal year 2010, Mr. Pacey had the opportunity to earn a cash bonus of up to 225% of his base salary pursuant to an annual bonus program consisting of a corporate component and an individual component as described in the Compensation Discussion and Analysis above. Under his employment agreement, Mr. Pacey’s aggregate annual cash bonus may be no less than 37.5% of his base salary for any fiscal year in which we are profitable. Mr. Pacey may participate in all benefit plans and perquisites generally available to our executive officers.

We employ Kenneth Lochiatto under the terms of an agreement, dated March 11, 2010, with an initial term of two years, subject to automatic two year renewals at the end of each two year period. On September 16, 2010, our Board, upon the recommendation of the Compensation Committee, increased Mr. Lochiatto’s annual base salary to $440,000 effective with the first pay period in October 2010. For fiscal year 2010, Mr. Lochiatto had the opportunity to earn a cash bonus of up to 225% of his base salary pursuant to an annual bonus program consisting of a corporate component and an individual component as described in the Compensation Discussion and Analysis above. Mr. Lochiatto may participate in all benefit plans and perquisites generally available to our executive officers.

Bonuses

Because the cash bonus paid to our Chief Executive Officer and a portion of the cash bonuses paid to our other named executive officers are made pursuant to our Incentive Plan, the rules of the Securities and Exchange Commission require us to report such bonuses under “Non-Equity Incentive Plan Compensation Awards”. The bonuses awarded to Messrs. Gamache, Edidin, Schweinfurth, Pacey and Lochiatto for fiscal year 2010 financial performance included in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation Awards” were made pursuant to bonus tables approved by our Board upon the recommendation of our Compensation Committee in September 2009, which tables set the respective bonus amounts based on achievement of the revenues and earnings per share targets set forth therein. The potential threshold, target and maximum amounts of the cash bonuses are also included under “Estimated Future Payout Under the Non-Equity Incentive Plan Awards” column in the Grants of Plan-Based Awards Table. This award is reported in both tables in accordance with the rules of the Securities and Exchange Commission because the award was granted and earned in the same fiscal year. In addition, for fiscal year 2010, a portion of the cash bonuses for our named executive officers, other than Mr. Gamache, were paid based on achievement of personal performance goals, and this portion of the cash bonus amount is shown under “Bonus” in the Summary Compensation Table and is not included in the Grants of Plan-Based Awards Table. The tables, goals and bonus amounts for fiscal year 2010 for Messrs. Gamache, Edidin, Schweinfurth, Pacey and Lochiatto are described in more detail in our Compensation Discussion and Analysis above.

Change in Pension Value

The Change in Pension Value column in the Summary Compensation Table discloses the change in present value, between June 30, 2009 and June 30, 2010; June 30, 2008 and June 30, 2009; and June 30, 2007 and June 30, 2008, of the death, disability and termination benefits (“retirement benefits”) payable to Mr. Gamache under his employment agreement. For fiscal year 2008, the present value of these benefits is based upon an assumed termination of employment date of June 20, 2023, and a maximum termination benefit of $5,000,000 to be paid out over ten years, using a discount rate of 5.75%.

Effective July 1, 2008, amendments to Mr. Gamache’s employment agreement revised the terms of his retirement benefits to eliminate certain of the limits previously imposed on these benefits. Therefore, for fiscal years 2009 and 2010, the present value of these benefits, using a discount rate of 3.8%, is based on an assumed termination of employment date of November 28, 2020, a calculated termination benefit of $11,880,438 (based on twenty years of service), and a payment period of four years and one month after which Mr. Gamache will receive a lump sum payment determined by discounting each monthly installment that would have been paid to Mr. Gamache had the equal monthly installments continued to be paid for a period of time equal to the period of time after March 21, 2000 that Mr. Gamache was employed full time by us. See “Pension Benefits” on page 48 below.

All Other Compensation

The rules of the Securities and Exchange Commission require us to disclose more details about any perquisite included in the All Other Compensation column in the Summary Compensation Table that amounts to more than $25,000 for an individual. The amounts shown in the All Other Compensation column of the Summary Compensation Table include matching employer contributions to our named executive officers’ deferred compensation plan accounts. Our named executive officers may participate in two company-sponsored deferred compensation plans. The first plan, the WMS Industries Inc. 401(k) Plan (the “401(k) Plan”), is a tax qualified deferred compensation plan available to all employees. Because the amount some of our employees, including our named executive officers, may contribute to the 401(k) may be limited by Section 415 of the Internal Revenue Code, we offer a second plan, the WMS Industries Non-Qualified Deferred Compensation Plan, to provide them with the same benefits offered under the 401(k) Plan to our other employees. Through these two plans, each year, to the extent the named executive officers elect to make contributions, we match 100% of the first three percent of annual compensation contributed by our employees, including our named executive officers, and 50% of the second three percent contributed by our employees, including our named executive officers, to these plans. The company match contributions for fiscal year 2010 for our named executive officers were as follows:

Name	401(k) Plan Company Match	Non-Qualified Deferred Compensation Plan Company Match
Brian R. Gamache	$11,025	$112,110
Orrin J. Edidin	11,025	61,731
Scott D. Schweinfurth	11,025	44,739
Larry J. Pacey	11,025	43,275
Kenneth Lochiatto	10,998	29,822

For Mr. Pacey, the All Other Compensation column also includes a supplemental deferred compensation benefit provided to Mr. Pacey pursuant to a Deferred Compensation Agreement, dated January 27, 2007. Pursuant to this agreement, we make an additional employer contribution of $100,000 each year for a maximum of ten years to a separate employer contribution account under the WMS Industries Inc. Nonqualified Deferred Compensation Plan. Mr. Pacey will vest in such separate employer contribution account only if he remains continuously employed with us until February 1, 2017. In addition, if Mr. Pacey’s employment is terminated prior to the vesting date as a result of death, disability or termination by our company, other than for cause, he will become 100% vested in the separate employer contribution account and our obligation to make future contributions shall cease on the date of any such termination. Mr. Pacey’s Deferred Compensation Agreement is subject to the terms and conditions of the WMS Industries Inc. Nonqualified Deferred Compensation Plan. In fiscal year 2010, we contributed $100,000 to this plan for Mr. Pacey’s account.

The All Other Compensation column in the Summary Compensation Table also includes the aggregate incremental costs to our company of personal and spousal travel and entertainment which we consider appropriate business expenses of our named executive officers under our corporate policies, cash payments for vacation days not used in accordance with our corporate policies, health expense reimbursements, life insurance premiums for certain of our named executive officers and other such expenses.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth all outstanding equity awards held by the named executive officers at June 30, 2010. This table includes unexercised and vested option awards, unvested restricted stock units and shares of restricted stock and equity-based performance units with vesting dates after June 30, 2010. Each equity award is shown separately for each named executive officer. The vesting schedule for each outstanding award is shown in the following table, listed by type of award and grant date. For additional information about these awards see the discussion of equity compensation in the Compensation Discussion and Analysis above.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date		Number of Shares of Restricted Stock or Units That Have Not Vested (#)(2)	Market Value of Shares of Restricted Stock or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares Issuable for Units That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Brian R. Gamache	1/7/2005	48,646	—	21.67	1/7/2015
	6/16/2005	52,852	—	22.60	6/16/2015
	8/14/2006	78,195	—	16.95	8/14/2016
						6/7/2007		7,236	284,013
						9/19/2007		8,827	346,460
	9/19/2007	32,956	16,478	30.55	9/19/2014
						9/18/2008		15,301	600,564
						9/18/2008	(^)	17,036	668,663
						9/18/2008				40,802	1,601,479
	9/18/2008	19,045	38,089	29.35	9/18/2015
						9/17/2009		13,928	546,674
						9/17/2009				27,856	1,093,348
	9/17/2009	—	32,945	44.28	9/17/2016

Orrin J. Edidin	8/14/2006	11,536	—	16.95	8/14/2016
						6/7/2007		3,444	135,177
						9/19/2007		4,058	159,277
	9/19/2007	15,151	7,576	30.55	9/19/2014
						9/18/2008		20,194	792,615
						9/18/2008				23,850	936,113
	9/18/2008	27,799	55,598	29.35	9/18/2015
						9/17/2009		8,181	321,104
						9/17/2009				16,362	642,209
	9/17/2009	—	19,351	44.28	9/17/2016

Scott D. Schweinfurth	11/15/2000	62,500	—	11.54	11/15/2010
	5/10/2004	7,500	—	18.98	5/10/2014
	12/9/2004	55,566	—	20.33	12/9/2014
	1/7/2005	19,177	—	21.67	1/7/2015
	6/16/2005	21,669	—	22.60	6/16/2015
	8/14/2006	31,782	—	16.95	8/14/2016
						6/7/2007		3,157	123,912
						9/19/2007		3,726	146,246
	9/19/2007	13,911	6,955	30.55	9/19/2014
						9/18/2008		6,470	253,948
						9/18/2008				17,248	677,220
	9/18/2008	16,387	32,774	29.35	9/18/2015
						9/17/2009		5,919	232,321
						9/17/2009				11,838	464,642
	9/17/2009	—	14,000	44.28	9/17/2016

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares of Restricted Stock or Units That Have Not Vested (#)(2)	Market Value of Shares of Restricted Stock or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares Issuable for Units That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Larry J. Pacey	5/9/2001	20,000	—	13.73	5/9/2011
	5/10/2004	3,750	—	18.98	5/10/2014
	1/7/2005	14,326	—	21.67	1/7/2015
	6/16/2005	14,496	—	22.60	6/16/2015
	8/14/2006	23,542	—	16.95	8/14/2016
						9/19/2007	2,545	99,891
	9/19/2007	9,500	4,750	30.55	9/19/2014
						9/20/2007	5,000	196,250
						9/18/2008	9,925	389,556
						9/18/2008			16,468	646,369
	9/18/2008	16,020	32,040	29.35	9/18/2015
						9/17/2009	5,676	222,783
						9/17/2009			11,352	445,566
	9/17/2009	—	13,426	44.28	9/17/2016

Kenneth Lochiatto	6/30/2006	62,500	—	18.26	6/30/2016
	8/14/2006	10,790	—	16.95	8/14/2016
						9/19/2007	1,737	68,177
	9/19/2007	6,485	3,242	30.55	9/19/2014
						9/18/2008	10,256	402,548
						9/18/2008			12,350	484,738
	9/18/2008	14,098	28,197	29.35	9/18/2015
						9/17/2009	4,363	171,248
						9/17/2009			8,726	342,496
	9/17/2009	—	10,321	44.28	9/17/2016

(1)	The table below shows the vesting schedule of unexercisable options reported in the “Number of Securities Underlying Unexercised Options—Unexercisable” column of the table above.

Grant Date	Vesting Schedule
9/19/2007	100% vests in September 2010
9/18/2008	50% vests in September 2010 and 2011
9/17/2009	33 1/3% vests in September 2010, 2011 and 2012

(2)	The table below shows the vesting schedule of restricted shares of stock and restricted stock units that have not vested in the “Number of Shares of Restricted Stock or Units that Have Not Vested” column of the table above.

Grant Date	Vesting Schedule
6/7/2007	100% vests in June 2011
9/19/2007	50% vests in September 2010 and 2011
9/20/2007	100% vests in September 2010
9/18/2008	33 1/3% vests in September 2010, 2011 and 2012
9/18/2008 (^)	100% vests in September 2010. This grant was a restricted stock grant with a performance component that has a different vesting schedule for Mr. Gamache than the other restricted stock grants on the same date.
9/17/2009	25% vests in September 2010, 2011, 2012 and 2013

(3)	Value of the restricted stock units and restricted stock is based on the closing trading price of our common stock on June 30, 2010, the last trading date in our 2010 fiscal year, $39.25.
(4)	The table below shows additional information concerning equity based performance units that have not vested in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column of the table above. The number included above assumes 200% payout upon achievement of the maximum goal.

Grant Date	Performance Measurement Date	Threshold Percentage	Target Percentage	Maximum Percentage
9/18/2008	June 30, 2011	60%	100%	200%
9/17/2009	June 30, 2012	60%	100%	200%

(5)	Value of the equity-based performance units is based on the closing trading price of our common stock on June 30, 2010, the last trading day in our 2010 fiscal year, $39.25, multiplied by the number of units in the “Equity Incentive Plan Awards: Number of Unearned Shares Issuable for Units That Have Not Vested” column.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)
Brian R. Gamache	504,299	$11,142,102	59,366	$2,465,546
Orrin J. Edidin	130,970	2,667,942	23,964	989,421
Scott D. Schweinfurth	—	—	17,975	734,126
Larry J. Pacey	—	—	21,455	906,730
Kenneth Lochiatto	5,395	120,147	9,322	383,169

(1)	The “value realized” for the option awards in the chart above equals the difference between the stock option exercise price and the fair market value of the common stock on the date of exercise, multiplied by the number of shares for which the stock option was exercised for the following stock options:

Name	Grant Date	Number of Shares	Exercise Price	Market Price
Brian R. Gamache	5/14/2001	112,500	$15.00	$40.00
	8/9/2001	8,000	13.01	40.00
	5/8/2002	37,500	9.52	40.00
	9/18/2003	37,500	16.55	40.00
	5/10/2004	11,250	18.98	40.00
	12/9/2004	93,250	20.33	40.00
	12/9/2004	54,299	20.33	40.01
	12/9/2004	150,000	20.33	40.01

Total		504,299

Orrin J. Edidin	5/10/2004	7,500	$18.98	$40.00
	12/9/2004	55,566	20.33	40.01
	1/7/2005	9,489	21.67	40.01
	1/7/2005	11,559	21.67	42.40
	6/16/2005	23,784	22.60	42.40
	8/14/2006	23,012	16.95	40.01
	8/14/2006	60	16.95	42.40

Total		130,970

Kenneth Lochiatto	8/14/2006	5,395	$16.95	$39.22

(2)	Includes restricted stock and equity-based performance units which vested in fiscal year 2010. The “value realized” for the restricted shares in the chart above equals the closing trading price of our common stock on the vesting date multiplied by the number of shares vesting as set forth below:

Name	Grant Date	Number of Shares Vested	Closing Trading Price on Vesting Date
Brian R. Gamache	6/7/2007	7,235	$43.18
	9/19/2007	4,414	43.28
	9/18/2008	22,136	43.28

Orrin J. Edidin	6/7/2007	3,443	43.18
	9/19/2007	2,029	43.28
	9/18/2008	6,731	43.28

Scott D. Schweinfurth	6/7/2007	3,157	43.18
	9/19/2007	1,863	43.28
	9/18/2008	2,157	43.28

Larry J. Pacey	6/16/2005	4,500	45.03
	9/19/2007	1,272	43.28
	9/20/2007	5,000	43.28
	9/18/2008	3,309	43.28

Kenneth Lochiatto	9/19/2007	869	43.28
	9/18/2008	3,419	43.28

The “value realized” for the equity-based performance units in the chart above is calculated pursuant to the Securities and Exchange Commission rules by multiplying (i) the closing trading price of our common stock to be issued under the performance units as of the vesting date, June 30, 2010, by (ii) the number of shares vesting. The payout factor for these equity-based performance units was 145%, meaning a number of shares equal to 145% of the equity-based performance units granted were issued. Although these equity-based performance units vested on June 30, 2010, because the number of shares to be issued was based on our performance through June 30, 2010, the shares were actually not issued until August 6, 2010 after our earnings and performance for fiscal year 2010 was finalized. Additional information regarding the equity-based performance units for each named executive officer that vested in fiscal year 2010 is contained in the chart below:

Name	Grant Date	Number of Shares	Closing Trading Price on Vesting Date
Brian R. Gamache	9/17/2007	25,581	$39.25
Orrin J. Edidin	9/17/2007	11,761	39.25
Scott D. Schweinfurth	9/17/2007	10,798	39.25
Larry J. Pacey	9/17/2007	7,374	39.25
Kenneth Lochiatto	9/17/2007	5,034	39.25

PENSION BENEFITS

None of our named executive officers received any benefits in fiscal year 2010 under defined pension plans. As of June 30, 2010, we agreed to provide Mr. Gamache with certain retirement benefits pursuant to his employment agreement consisting of four annual payments equal to 50% of his annual base salary at the time of termination of his employment, but not less than $432,000, payable in equal monthly installments. Such monthly payments will continue for four years, at the conclusion of which we will pay Mr. Gamache a lump sum payment determined by discounting each monthly installment that would have been paid to Mr. Gamache had the equal monthly installments continued for a period of time equal to the period of time after March 21, 2000 that Mr. Gamache was employed full time by us. The value of those benefits is listed below. The present value of these benefits is based upon an assumed termination of employment date of November 28, 2020 at age 62, using a discount rate of 3.8%.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Brian R. Gamache	Termination benefits pursuant to Employment Agreement	10.25	$4,114,842	—

NON-QUALIFIED DEFERRED COMPENSATION TABLE

We offer our named executive officers the opportunity to participate in two plans: (i) the WMS Industries Inc. 401(k) Plan, a tax qualified deferred compensation plan available to all employees and (ii) the WMS Industries Non-Qualified Deferred Compensation Plan which is available to certain employees, including our named executive officers. These plans allow our named executive officers and other of our employees to voluntarily defer receipt of a portion of their salary and all or a portion of any bonus received, until the date or dates selected by the participant. The participant is able to select from a range of investment options for these deferred funds. There is no selection available under either plan which would allow investment in our securities. Below is a table providing additional information about our named executive officers’ participation in the Non-Qualified Deferred Compensation Plan. For the company-match contributions provided to our named executive officers under the 401(k) Plan, please see the Summary Compensation Table and “Additional Information Concerning the Summary Compensation and Equity-Based Awards Table—All Other Compensation” on page 44 above.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals or Distributions ($) (1)	Aggregate Balance at Last Fiscal Year-End ($)
Brian R. Gamache	149,480	112,110	654	136,647	488,838
Orrin J. Edidin	88,041	61,731	30,452	70,715	257,526
Scott D. Schweinfurth	65,911	44,739	32,101		354,255
Larry J. Pacey (2)	154,252	143,275	80,772		741,271
Kenneth Lochiatto	109,386	29,822	14,322		211,461

(1)	Under the terms of the Non-Qualified Deferred Compensation Plan, three years ago, both Mr. Gamache and Mr. Edidin elected to have a distribution made to them from their accounts during fiscal year 2010.
(2)	Includes contributions and earnings on contributions made to a separate employer contribution account pursuant to a Deferred Compensation Agreement, dated January 27, 2007, which is subject to the terms of the Non-Qualified Deferred Compensation Plan. The activity in this separate employer contribution account during fiscal year 2010 was:

Name	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals or Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Larry J. Pacey	100,000	33,402	—	313,537

Our named executive officers may borrow from their accounts or withdraw funds under the 401(k) Plan on the same terms and subject to the same conditions as all other employees. Under the 401(k) Plan, distribution may occur upon termination of employment, death of the employee or retirement at the normal retirement age under the Plan.

Under the Non-Qualified Deferred Compensation Plan, participants, including our named executive officers, elect the date for distribution of deferred contributions made in any year prior to the commencement of that year and subject to the requirement that the distribution occur no earlier than January 15th of the third plan year following the plan year for which the deferral election is made. Distribution of participant account balances under the Non-Qualified Deferred Compensation Plan will occur upon the earliest to occur of: (i) the date elected by such participant; (ii) the date of separation of service (as defined under the Internal Revenue Code) of the participant from our company; or (iii) the date we terminate the Plan. For all participants, distribution of account balances will accelerate upon a change-in-control of our company, expect for the supplemental company contribution account for Mr. Pacey.

Mr. Pacey will vest in his separate employer contribution account under his Deferred Compensation Agreement, dated January 27, 2007, only if he remains continuously employed with us until February 1, 2017; provided however, if Mr. Pacey’s employment is terminated prior to the vesting date as a result of death, disability or termination by our company, other than for cause, he will become 100% vested in the separate employer contribution account, however, our obligation to make contributions shall cease on the date of any such termination.

POTENTIAL PAYMENTS UPON TERMINATION

OR CHANGE-IN-CONTROL

The rules of the Securities and Exchange Commission require us to provide quantitative disclosure concerning potential payments upon termination or change-in-control assuming termination as of the last business day of our last completed fiscal year, June 30, 2010.

Mr. Brian R. Gamache, Chairman and Chief Executive Officer

As of June 30, 2010, upon the termination of Mr. Gamache’s employment for any reason, whether by us or Mr. Gamache, he would have received the retirement benefits, payable in installments, specified under his employment agreement which would consist of four annual payments equal to 50% of his annual base salary at the time of termination of his employment, but not less than $432,000, payable in equal monthly installments. Such monthly payments would continue for four years, at the conclusion of which we would pay Mr. Gamache a lump sum payment determined by discounting each monthly installment that would have been paid to Mr. Gamache had the equal monthly installment continued for a period of time equal to the period of time after March 21, 2000 that Mr. Gamache was employed by us.

If Mr. Gamache were disabled for more than 90 consecutive days or six months in any 12 month period during the term of his employment agreement and was not able to resume his duties within 30 days of notice of disability, Mr. Gamache’s employment would terminate, and he would receive the retirement benefits specified under his employment agreement which are described under “Pension Benefits” above. In the event of Mr. Gamache’s death, his designated beneficiaries would continue to receive salary payments for a period of six months after the date of his death and would receive the retirement benefits that would otherwise have been paid to Mr. Gamache. In addition, in the case of Mr. Gamache’s death or disability, all of Mr. Gamache’s unvested stock options and stock equity grants would immediately vest, and he and his wife would continue to receive health benefits for life while his son will continue to receive health benefits until he reaches the age of 18, or while he remains a full-time student after the age of 18 but in no event past the age of 23.

We may terminate Mr. Gamache’s employment agreement “for cause,” which includes dishonesty or failure to follow the reasonable direction of our Board. Additionally, Mr. Gamache may terminate his employment at any time with or without good reason and his employment agreement may expire. Upon any termination for cause, expiration of the employment agreement or termination by Mr. Gamache without good reason, Mr. Gamache would receive the retirement benefits, payable in installments, specified under his employment agreement and Mr. Gamache, his wife and son would continue to receive health benefits for five years after termination if such termination were to be effective on or before June 30, 2012; and for life if such termination were to be effective after June 30, 2012 provided the health benefits provided to Mr. Gamache’s son would discontinue if he earlier reached the age of 18, or if he remained a full-time student after the age of 18 until he reached the age of 23.

Mr. Gamache may terminate his employment agreement for “good reason” upon the occurrence of: (i) a material breach by us of any material provision of his employment agreement, (ii) the placement of Mr. Gamache in a position of lesser status, (iii) the assignment to Mr. Gamache of duties inconsistent with his current position, (iv) the reduction of the compensation to which he is entitled under his employment agreement, (v) his removal from the Board or (vi) the relocation of our headquarters to a location more than 40 miles farther from his current place of residence than the present location of our headquarters.

Upon any termination by Mr. Gamache for good reason, or by us without cause, we would be obligated to pay Mr. Gamache: (a) a lump sum payment equal in amount to Mr. Gamache’s base salary through the date of termination, less any payments previously made; (b) the pro-rata bonus which would have been payable for the fiscal year that includes his termination date; (c) an amount equal to three times the sum of (i) his base salary and (ii) a bonus amount equal to the average annual cash bonus earned by Mr. Gamache over the immediately preceding two fiscal years; and (d) the retirement benefits which would have been payable on the date of termination. In addition, all of Mr. Gamache’s unvested stock options and stock equity grants would immediately vest and Mr. Gamache and his wife would continue to receive health benefits for life while his son will continue to receive health benefits until he reaches the age of 18, or while he remains a full-time student after the age of 18 but in no event past the age of 23.

Mr. Gamache also may terminate his employment agreement if either of the following change-in-control events occurs: (i) the individuals who presently constitute our Board, or successors approved by these Board members or their successors, cease for any reason to constitute at least a majority of the Board or (ii) both of the following occur (a) any person or entity or group of affiliated persons or entities who are not the owner of at least 15% of our outstanding voting securities on December 27, 2004, acquire more than 50% of our outstanding voting securities and (b) Mr. Gamache remains employed by us for a period of 180 days thereafter. As of June 30, 2010, if either such a change-in-control event had occurred and Mr. Gamache had given timely notice: (a) all of Mr. Gamache’s unvested stock options and stock equity grants would have immediately vested; (b) we would have been required to pay him a lump sum of three times the sum of (i) his base salary and (ii) a bonus amount equal to the average annual cash bonus earned by Mr. Gamache over the immediately preceding two fiscal years; (c) all of his retirement benefits would have been payable as if he had retired on the date of such change-in-control; and (d) Mr. Gamache, his wife and son would continue to receive health benefits for five years after termination if such termination were to be effective on or before June 30, 2012; and for life if such termination were to be effective after June 30, 2012 provided the health benefits provided to Mr. Gamache’s son would discontinue if he earlier reached the age of 18, or if he remained a full-time student after the age of 18 until he reached the age of 23.

If payments made to Mr. Gamache under his employment agreement after a change-in-control were considered “excess parachute payments” under Section 280G of the Internal Revenue Code, additional compensation would be required to be paid to Mr. Gamache to the extent necessary to eliminate the economic effect on him of the resulting excise tax. Under Section 4999 of the Internal Revenue Code, in addition to income taxes, the recipient of “excess parachute payments” is subject to a 20% nondeductible excise tax on these payments. An excess parachute payment is a payment in the nature of compensation which is contingent on a change of ownership or effective control and which exceeds the portion of the base amount (i.e., the average compensation for the five-year period prior to the change-in-control) allocable to the payment. These rules apply only if the present value of all payments of compensation contingent on the change-in-control (including non-taxable fringe benefits) is at least equal to three times the base amount. Excess parachute payments are not tax deductible by us. Based on a recent calculation, if Mr. Gamache’s employment had been terminated for any reason on June 30, 2010, no excise tax would be due.

The following table provides quantitative disclosure of the incremental payments and value that Mr. Gamache would have received or realized as a result of the employment termination events described below pursuant to agreements or arrangements that apply to him only and not to employees of the company generally. The calculations (i) assume a termination date of June 30, 2010 and (ii) for the valuation of shares underlying stock options, restricted stock and shares issued under equity-based performance units for which vesting would have been accelerated, use the closing trading price of our common stock on June 30, 2010, the last trading day in our fiscal year, $39.25. Information concerning Mr. Gamache’s benefits under the Non-Qualified Deferred Compensation Plan is set forth above in the Non-Qualified Deferred Compensation Table.

Termination Event	Salary and/or Bonus (1)		Termination Benefits (2)	Accelerated Options		Accelerated Restricted Stock		Accelerated Equity-based Performance Units (3)		Other Benefits		Total
Retirement or Expiration of Employment Agreement	—		$4,114,842	—		—		—		$140,045	(4)	$4,254,887
Disability	—		4,114,842	$520,440	(5)	$2,446,374	(5)	$1,347,413	(5)	771,800	(6)	9,200,869
Death	$462,750	(7)	4,114,842	520,440	(5)	2,446,374	(5)	1,347,413	(5)	593,634	(8)	9,485,453
For Cause	—		4,114,842	—		—		—		140,045	(4)	4,254,887
Without Cause or For Good Reason	7,619,327	(9)	4,114,842	520,440	(5)	2,446,374	(5)	1,347,413	(5)	771,800	(6)	16,820,195
Change-In-Control	7,619,327	(9)	4,114,842	520,440	(5)	2,446,374	(5)	1,347,413	(5)	140,045	(4)	16,188,441

(1)	By assuming that such termination occurs at the end of the fiscal year, we also assume that all base salary through the date of termination and bonus amounts payable for fiscal year 2010 have been previously paid on the termination date.
(2)	Payable over four years and one month as described above.
(3)	Assuming achievement of the target, triggering 100% payout.
(4)	Consists of continuing health benefits for Mr. Gamache, his spouse and his son for five years post termination.
(5)	Mr. Gamache’s employment agreement provides for accelerated vesting of equity grants upon death, disability, termination of employment with good reason or without cause and a “change-in-control.” Certain equity grants made to other employees may also accelerate upon a change-in-control under the terms of the Incentive Plan or the related equity grant agreements. Because the definition of the term “change-in-control” may differ in these documents, Mr. Gamache’s equity grants may accelerate upon a “change-in-control” while those of other employees do not.
(6)	Consists of continuing health benefits for life for Mr. Gamache (28 years) and his spouse (32 years) and up to a specified age for his son (10 years).
(7)	Payable over six months.
(8)	Consists of continuing health benefits for life for Mr. Gamache’s spouse (32 years) and up to a specified age for his son (10 years).
(9)	Payable in a lump sum.

Mr. Orrin J. Edidin, President and Mr. Scott D. Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer

We may terminate either Mr. Edidin’s or Mr. Schweinfurth’s employment agreement upon 30 days written notice for “cause”, which includes dishonesty or failure to follow a reasonable direction of our Chief Executive Officer or our Board. Both Mr. Edidin’s and Mr. Schweinfurth’s employment agreements may be terminated by either party upon two years notice.

Mr. Edidin and Mr. Schweinfurth may also terminate their respective employment agreements upon 30 days written notice for “good reason,” which means the occurrence of a material breach by us of any material provision of the applicable employment agreement, including a material diminution of responsibility or base salary, or, in the event of a change-in-control, the relocation of his primary office to a location more than 40 miles farther from his current place of residence than the present location of our Waukegan and Chicago, Illinois offices.

Upon any termination by Mr. Edidin or Mr. Schweinfurth for good reason, or by us without cause, under each employment agreement, we would be obligated to pay: (a) a lump sum payment equal in amount to their base salary through the date of termination less any payments previously made, (b) within 30 days after the end of the fiscal year in which such termination occurred, a pro rata amount of the bonus payable for the fiscal year in which such termination occurs to the extent not already paid, (c) base salary and one year’s bonus over the next 12 months at normal payroll intervals and (d) within 30 days after the first anniversary of such termination, a lump sum payment equal in amount to two times the sum of (i) his base salary and (ii) one year’s bonus. Each of their employment agreements defines “one year’s bonus” as the average annual cash bonus paid to such officer over the immediately preceding two fiscal years. Effective July 1, 2008, Messrs. Edidin’s and Schweinfurth’s employment agreements were amended to revise the timing of certain termination benefits in order to satisfy exemptions available under Internal Revenue Code Section 409A or otherwise satisfy the requirements of Section 409A.

As of June 30, 2010, if the applicable employment agreement terminated by reason of the officer’s death or his absence from his duties on a full-time basis for 90 consecutive business days as a result of incapacity due to mental or physical illness which was determined to be total and permanent by a physician, we would be required to pay the officer or his legal representatives: (a) a lump sum payment equal in amount to his base salary through the date of termination less any payments previously made, (b) the pro-rata bonus which would have been payable for the fiscal year had he remained employed; and (c) a lump sum equal to one-half the sum of (i) his base salary and (ii) one year’s bonus.

Mr. Edidin’s or Mr. Schweinfurth’s employment agreement may also be terminated if either of the following change-in-control events occurs: (i) the individuals who presently constitute our Board, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board, and the officer gives written notice of his election to terminate his employment within 60 days of such event or (i) any person or entity or group of affiliated persons or entities who were not the owners of at least 15% of the outstanding shares of our voting securities as of January 1, 2005, acquires more than 25% of our outstanding shares, and the officer gives written notice of his election to terminate his employment for “good reason” or we terminate his employment not for cause, death or disability within 180 days of such acquisition. In the event of such a termination of Mr. Edidin’s or Mr. Schweinfurth’s employment agreement, then in lieu of any other rights under his employment agreement, we will be required to pay him (a) any accrued base salary and the pro rata bonus for the fiscal year to the extent not already paid; and (b) a lump sum of three times the sum of (i) his base salary and (ii) one year’s bonus. If payments made to Mr. Edidin or Mr. Schweinfurth under their respective employment agreements after a change-in-control are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, additional compensation is required to be paid to them to the extent necessary to eliminate the economic effect on him of the resulting excise tax.

In addition, upon a change-in-control event, all of Mr. Edidin’s and Mr. Schweinfurth’s unexpired unvested options and stock equity grants will immediately vest.

With respect to “excess parachute payments” made to either Mr. Edidin or Mr. Schweinfurth, under Section 4999 of the Internal Revenue Code, in addition to income taxes, the recipient of “excess parachute payments” is subject to a 20% nondeductible excise tax on these payments. An excess parachute payment is a payment in the nature of compensation which is contingent on a change of ownership or effective control and which exceeds the portion of the base amount (i.e., the average compensation for the five year period prior to the change-in-control) allocable to the payment. These rules apply only if the present value of all payments of compensation contingent on the change-in-control (including non-taxable fringe benefits) is at least equal to three times the base amount. Excess parachute payments are not tax deductible by us. Based on a recent calculation, if Mr. Edidin’s or Mr. Schweinfurth’s employment had been terminated for any reason on June 30, 2010, no excise tax would be due.

Mr. Edidin

The following table provides quantitative disclosure of the incremental payments and value that Mr. Edidin would have received or realized as a result of the employment termination events described below pursuant to agreements or arrangements that apply to him only and not to employees of the company generally. The calculations (i) assume a termination date of June 30, 2010 and (ii) for the valuation of shares underlying stock options, restricted stock and shares issued under equity-based performance units for which vesting would have been accelerated, use the closing trading price of our common stock on June 30, 2010, the last trading day in our fiscal year, $39.25. Information concerning Mr. Edidin’s benefits under the Non-Qualified Deferred Compensation Plan is set forth above in the Non-Qualified Deferred Compensation Table.

Termination Event	Salary and/or Bonus (1)		Accelerated Options		Accelerated Restricted Stock		Accelerated Equity-based Performance Units (2)		Other Benefits	Total
Disability or Death	$742,387	(3)	—		—		—		—	$742,387
Without Cause or For Good Reason	4,454,321	(4)	—		—		—		—	4,454,321
Change-In-Control	4,454,321	(3)	$616,331	(5)	$1,408,172	(5)	789,161	(5)	—	7,267,985

(1)	By assuming that such termination occurs at the end of the fiscal year, we also assume that all base salary through the date of termination and any bonus amounts payable for fiscal year 2010 have been paid previously or on the termination date.
(2)	Assuming achievement of the target, triggering 100% payout.
(3)	Payable in a lump sum.
(4)	For 12 months following termination, salary and bonus amounts are paid in regular payroll installments; on the first anniversary of the termination date, a lump sum payment equal to two times the sum of (i) one year’s salary and (ii) one year’s bonus will be paid.
(5)	Mr. Edidin’s employment agreement provides for acceleration of vesting of certain equity grants upon a “change-in-control.” Certain equity grants made to other employees may also accelerate under the terms of the Incentive Plan or the related equity grant agreements. Because the definition of the term “change-in-control” may differ in these documents, Mr. Edidin’s equity grants may accelerate upon a “change-in-control” while those of other employees do not.

Mr. Schweinfurth

The following table provides quantitative disclosure of the incremental payments and value that Mr. Schweinfurth would have received as a result of the employment termination events described below pursuant to agreements or arrangements that apply to him only and not to employees of the company generally. The calculations (i) assume a termination date of June 30, 2010 and (ii) for the valuation of shares underlying stock options, restricted stock and shares issued under equity-based performance units for which vesting would have been accelerated, use the closing trading price of our common stock on June 30, 2010, the last trading day in our fiscal year, $39.25. Information concerning Mr. Schweinfurth’s benefits under the Non-Qualified Deferred Compensation Plan is set forth above in the Non-Qualified Deferred Compensation Table.

Termination Event	Salary and/or Bonus (1)		Accelerated Options		Accelerated Restricted Stock		Accelerated Equity-based Performance Units (2)		Other Benefits	Total
Disability or Death	$611,944	(3)	—		—		—		—	$611,944
Without Cause or For Good Reason	3,671,666	(4)	—		—		—		—	3,671,666
Change-In-Control	3,671,666	(3)	$384,971	(5)	$756,426	(5)	$570,931	(5)	—	5,383,993

(1)	By assuming that such termination occurs at the end of the fiscal year, we also assume that all base salary through the date of termination and any bonus amounts payable for fiscal year 2010 have been paid previously or on the termination date.
(2)	Assuming achievement of the target, triggering 100% payout.
(3)	Payable in a lump sum.
(4)	For 12 months following termination, salary and bonus amounts are paid in regular payroll installments; on the first anniversary of the termination date, a lump sum payment equal to two times the sum of (i) one year’s salary and (ii) one year’s bonus will be paid.
(5)	Mr. Schweinfurth’s employment agreement provides for acceleration of vesting of certain equity grants upon a “change-in-control.” Certain equity grants made to other employees may also accelerate under the terms of the Incentive Plan or the related equity grant agreements. Because the definition of the term “change-in-control” may differ in these documents, Mr. Schweinfurth’s equity grants may accelerate upon a “change-in-control” while those of other employees do not.

Mr. Larry J. Pacey, Executive Vice President, Global Products and Chief Innovation Officer and Mr. Kenneth Lochiatto, Executive Vice President and Chief Operating Officer

We may terminate either Mr. Pacey’s or Mr. Lochiatto’s employment agreement for “cause”, which includes failure to perform his duties, death, disability for a period of three months, violations of our Code of Conduct or a violation of a criminal law or other action which might be reasonably likely to result in the loss of gaming license held by one of our operating entities. Upon any termination of Mr. Pacey’s employment agreement by us, other than for cause, we would be obligated to pay him 24 months of base salary. Upon any termination of Mr. Lochiatto’s agreement by us, other than for cause, we would be obligated to pay Mr. Lochiatto 24 months of base salary and the pro-rated portion of the annual bonus due Mr. Lochiatto through the date of termination.

We would be obligated to pay 24 months of base salary to Mr. Pacey after the following change-in-control events: (a) individuals who presently constitute our Board, or who have been recommended for election to such Board by two-thirds of such Board consisting of individuals who are either presently on such Board or such recommended successors, cease for any reason to constitute at least a majority of our Board and Mr. Pacey gives written notice of his election to terminate his employment within 60 days after such event or (b) any person or entity or group of affiliated persons or entities who are not owners of at least 15% of the outstanding shares of voting securities of WMS Industries Inc. on the effective date of his employment agreement acquire more than 25% of the outstanding shares of our voting securities and within 180 days of such acquisition, we terminate Mr. Pacey’s employment for any reason other than for cause, death or disability.

We would be obligated to pay 24 months of base salary to Mr. Lochiatto if we terminate his employment for any reason other than for cause, death or disability within 180 days of either of these change-in-control events: (a) individuals who presently constitute our Board, or who have been recommended for election to such Board by two-thirds of such Board consisting of individuals who are either presently on such Board or such recommended successors, cease for any reason to constitute at least a majority of our Board or (b) any person or entity or group of affiliated persons or entities who are not owners of at least 15% of the outstanding shares of voting securities of WMS Industries Inc. on the effective date of his employment agreement acquire more than 25% of the outstanding shares of our voting securities.

For both Messrs. Pacey and Lochiatto such 24 months of base salary would be paid in regular payroll intervals unless required to be paid per a different timetable to satisfy Internal Revenue Code Section 409. For Mr. Lochiatto, his pro-rated bonus would be paid within 30 days after our audited financial statements for the fiscal year that includes his termination date are publicly announced. Additionally, upon a change-in-control event involving an acquisition of our voting stock, all of Mr. Pacey’s and Mr. Lochiatto’s unexpired unvested options and stock equity grants will immediately vest.

Mr. Pacey

The following table provides quantitative disclosure of the incremental payments and value that Mr. Pacey would have received or realized as a result of the employment termination events described below pursuant to agreements or arrangements that apply to him only and not to employees of the company generally. The calculations (i) assume a termination date of June 30, 2010 and (ii) for the valuation of shares underlying stock options, restricted stock and shares issued under equity-based performance units for which vesting would have been accelerated, use the closing trading price of our common stock on June 30, 2010, the last trading day in our fiscal year, $39.25. Information concerning Mr. Pacey’s benefits under the Non-Qualified Deferred Compensation Plan is set forth above in the Non-Qualified Deferred Compensation Table.

Termination Event	Salary (1)		Accelerated Options		Accelerated Restricted Stock		Accelerated Equity-based Performance Units (2)		Other Benefits (3)	Total
Disability or Death	—		—		—		—		$313,537	$313,537
Without Cause	$1,040,000	(4)	—		—		—		313,537	1,353,537
Change-In-Control	1,040,000	(4)	$358,521	(5)	$908,481	(5)	$545,698	(5)	—	2,852,969

(1)	By assuming that such termination occurs at the end of the fiscal year, we also assume that all base salary through the date of termination and any bonus amounts payable for fiscal year 2010 have been paid previously or on the termination date.
(2)	Assuming achievement of the target, triggering 100% payout.
(3)	Payable under Mr. Pacey’s Deferred Compensation Agreement, dated January 27, 2007, consisting of the vested balance as of June 30, 2010.
(4)	Payable in regular payroll intervals.
(5)	Mr. Pacey’s employment agreement provides for acceleration of vesting of certain equity grants upon a “change-in-control.” Certain equity grants made to other employees may also accelerate under the terms of the Incentive Plan or the related equity grant agreements. Because the definition of the term “change-in-control” may differ in these documents, Mr. Pacey’s equity grants may accelerate upon a “change-in-control” while those of other employees do not.

Mr. Lochiatto

The following table provides quantitative disclosure of the incremental payments and value that Mr. Lochiatto would have received or realized as a result of the employment termination events described below pursuant to agreements or arrangements that apply to him only and not to employees of the company generally. The calculations (i) assume a termination date of June 30, 2010 and (ii) for the valuation of shares underlying stock options, restricted stock and shares issued under equity-based performance units for which vesting would have been accelerated, use the closing trading price of our common stock on June 30, 2010, the last trading day in our fiscal year, $39.25. Information concerning Mr. Lochiatto’s benefits under the Non-Qualified Deferred Compensation Plan is set forth above in the Non-Qualified Deferred Compensation Table.

Termination Event	Salary (1)		Accelerated Options		Accelerated Restricted Stock		Accelerated Equity-based Performance Units (2)		Other Benefits	Total
Without Cause	$800,000	(3)	—		—		—		—	$800,000
Change-In-Control	800,000	(3)	$307,356	(4)	$641,973	(4)	$413,617	(4)	—	2,162,945

(1)	By assuming that such termination occurs at the end of the fiscal year, we also assume that all base salary through the date of termination and any bonus amounts payable for fiscal year 2010 have been paid previously or on the termination date.
(2)	Assuming achievement of the target, triggering 100% payout.
(3)	Payable in regular payroll intervals.
(4)	Mr. Lochiatto’s employment agreement provides for acceleration of vesting of certain equity grants upon a “change-in-control.” Certain equity grants made to other employees may also accelerate under the terms of the Incentive Plan or the related equity grant agreements. Because the definition of the term “change-in-control” may differ in these documents, Mr. Lochiatto’s equity grants may accelerate upon a “change-in-control” while those of other employees do not.

Non-Competition, Non-Solicitation, Confidentiality and Non-Disparagement

Under his employment agreement, as amended effective July 1, 2008, Mr. Gamache has agreed not to compete with us for a period of four years following termination of his employment. Additionally, he has agreed not to try to solicit our employees for employment elsewhere for a period of the greater of four years following termination of his employment or during the period he is receiving termination benefits from us. Under their respective employment agreements, each of Messrs. Edidin, Schweinfurth and Pacey has agreed not to compete with us for a period of two years from termination of his employment by our company for cause or by him without good reason and for a period of one year if he terminates his employment with us for good reason. Mr. Lochiatto has agreed not to compete with us for a period of one year following termination of his employment or for such period as we continue to pay Mr. Lochiatto’s base salary, not to exceed two years following termination for any reason other than cause. Each named executive officer has agreed not to solicit our employees for a period of two years following termination of his employment for any reason. Our named executive officers have also agreed not to disclose or misuse our confidential information. Under their employment agreements, Messrs. Gamache, Edidin, Schweinfurth, Pacey and Lochiatto have agreed to not disparage or make statements detrimental to us.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We propose that the stockholders ratify the appointment of Ernst & Young as our independent registered public accounting firm for fiscal year 2011 by the Audit and Ethics Committee of the Board. We expect that representatives of Ernst & Young will be present at the Annual Meeting and that they will be available to respond to appropriate questions submitted by stockholders at the meeting. Ernst & Young will have the opportunity to make a statement if they desire to do so.

Ernst & Young served as our independent registered public accounting firm for fiscal years 2009 and 2010 and billed us for services rendered in fiscal years 2009 and 2010 as follows:

Audit Fees.    The aggregate fees billed by Ernst & Young for professional services rendered for the audit of our annual financial statements for fiscal years 2009 and 2010, including the review of the financial statements included in our Quarterly Reports on Form 10-Q, required audit of internal controls over financial reporting and statutory audits required of the financial statements of certain of our international subsidiaries, were $936,825 and $963,480, respectively.

Audit-Related Fees.    The aggregate fees for audit-related services for the same periods were $197,000 and $154,500, respectively. These audit related services generally included fees for the annual audit of our employee benefit plans, agreed-upon procedures relating to wide area progressive systems and accounting consultations.

Tax Fees.    The aggregate fees for tax services for the same periods were $383,000 and $226,442, respectively. These tax services include fees for domestic and foreign tax advice and planning and tax return preparation or review.

All Other Fees.    We did not retain Ernst & Young for any other services during fiscal years 2009 and 2010.

Pre-Approval Policies and Procedures.    Our Audit and Ethics Committee has adopted a policy for pre-approving all audit and permitted non-audit services rendered to us by our auditors. All audit services must be approved by the full committee. Under the policy, any permitted non-audit services must be pre-approved by either the full committee or by a designated member of the Audit and Ethics Committee and our internal audit director. If a designated member and our internal audit director approve any non-audit services, the full Committee will be informed of such services at its next regularly scheduled meeting. Our independent registered public accounting firm will verify to our Audit and Ethics Committee annually that they have not performed and will not perform any prohibited non-audit services.

Percentage of Services Approved under Regulation S-X 2-01(c)(7)(i)(C).    None.

Vote Required for Ratification

Ratification by the stockholders of the appointment of an independent registered public accounting firm is not required, but the Board believes that it is desirable to submit this matter to the stockholders. If holders of a majority of our common stock present in person or by proxy do not ratify the selection of Ernst & Young at the meeting, the selection of an independent registered public accounting firm will be reconsidered by the Audit and Ethics Committee. An abstention has the same effect as a vote AGAINST this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT AND ETHICS COMMITTEE REPORT

The Audit and Ethics Committee of our Board is composed of four independent directors in accordance with the listing standards of the New York Stock Exchange. The Audit and Ethics Committee operates under a written charter adopted by the Board. A copy of the charter is available and can be viewed and downloaded from the Corporate Governance section of the Investor Relations section of our website at http://ir.wms.com.

Our management is primarily responsible for our financial statements, the reporting process and our internal accounting controls. Our independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles in the United States and their judgments as to the quality, not just the acceptability, of our accounting principles. The Audit and Ethics Committee’s responsibility is to monitor and oversee these processes.

In keeping with that responsibility, the Audit and Ethics Committee has reviewed and discussed with management and with our independent registered public accounting firm our audited and interim consolidated financial statements, including Management’s Discussion and Analysis, that have been included in our reports on Form 10-K and Form 10-Q. The Audit and Ethics Committee and the independent registered public accounting firm regularly discuss the results of their audit of our consolidated financial statements, their examination of internal controls over financial reporting and their opinion of the appropriateness of our accounting principles. In addition, the Audit and Ethics Committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended by Statement on Auditing Standards No. 90, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (PCAOB), other standards of the PCAOB, rules of the Securities and Exchange Commission and other applicable regulations.

The Audit and Ethics Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Ethics Committee concerning independence, and has discussed with the independent registered public accounting firm their independence. The Audit and Ethics Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm is consistent with maintaining auditor independence.

Based on the Audit and Ethics Committee’s discussions with management and the independent registered public accounting firm and the Audit and Ethics Committee’s review of the representations of management and the report of the independent registered public accounting firm, the Audit and Ethics Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2010 for filing with the Securities and Exchange Commission. The Audit and Ethics Committee and the Board also have recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011.

This report is respectfully submitted by the Audit and Ethics Committee of the Board:

Robert J. Bahash (Chair)

Harold H. Bach, Jr.

Edward W. Rabin, Jr.

William J. Vareschi, Jr.

OTHER MATTERS

Stockholder Proposals

As of the date of this proxy statement the Board has not received notice of any stockholder proposals and does not intend to propose any other matters for stockholder action. However, if any other matters are properly brought before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment. See “When are Stockholder Proposals due for the 2011 Annual Meeting” on page 4 of this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based on our review of copies of these reports that we have received and representations from reporting persons that no Form 5 report was required to be filed by them, we believe that during fiscal year 2010 our officers and directors complied with all of their Section 16(a) filing requirements. Based on our review of copies of the filed reports, we did not have any ten percent beneficial owners during fiscal year 2010.

It is important that you return the accompanying proxy card promptly. Therefore, whether or not you plan to attend the meeting in person, you are requested to mark, date, sign and return your proxy in the enclosed postpaid envelope. You may revoke the proxy at any time before it is exercised. If you attend the meeting in person, you may withdraw the proxy and vote your own shares.

By Order of the Board,

Kathleen J. McJohn

Vice President, General Counsel

and Secretary

Waukegan, Illinois	October 20, 2010

Annex A

WMS INDUSTRIES INC.

Proxy for Annual Meeting of Stockholders on December 9, 2010

Solicited on Behalf of the Board of Directors

THE UNDERSIGNED hereby appoints BRIAN R. GAMACHE, ORRIN J. EDIDIN, SCOTT D. SCHWEINFURTH and KATHLEEN J. MCJOHN, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of WMS Industries Inc. to be held on December 9, 2010 and at any adjournments or postponement thereof as follows:

(Continued and to be signed on the reverse side)

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ANNUAL MEETING OF STOCKHOLDERS OF

WMS INDUSTRIES INC.

December 9, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

Our 2010 Annual Report, Notice of Annual Meeting, Proxy Statement and Proxy Card

Are Available Online at http://ir.wms.com

Please sign, date and mail your proxy card in

the envelope provided as soon as possible.

$	Please detach along perforated line and mail in the envelope provided.	$

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:		NOMINEES:	2. Ratification of appointment of Ernst & Young as our independent registered public accounting firm for fiscal year 2011.	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

( ) Robert J. Bahash

( ) Brian R. Gamache

( ) Patricia M. Nazemetz

( ) Louis J. Nicastro

( ) Neil D. Nicastro

( ) Edward W. Rabin, Jr.

( ) Ira S. Sheinfeld

( ) Bobby L. Siller

( ) William J. Vareschi, Jr.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder _______________  Date: __________  Signature of Stockholder ________________  Date: __________

Note: Please sign exactly as your name(s) appear hereon. If signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If signatory is a corporation, sign the full corporate name by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

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